Exhibit 10.2

LOAN AND SECURITY AGREEMENT

dated as of February 3, 2023

BMO Harris Bank N.A.,
as Agent,

The Financial Institutions From Time To Time
A Party Hereto,
as Lenders,

and

LOL FOODS, INC.

and

HF Real Estate, LLC,

as Borrowers

Page

1.DEFINITIONS1

2.LOANS20

(a)Revolving Loans20

(b)Repayments23

(c)Notes24

(d)Sweep to Loan Arrangement24

(e)Borrower Representative24

3.LETTERS OF CREDIT25

(a)General Terms25

(b)Requests for Letters of Credit25

(c)Obligations Absolute25

(d)Expiration Dates of Letters of Credit26

(e)Participation26

4.INTEREST, FEES AND CHARGES26

(a)Interest Rates26

(b)Borrowings, Conversions and Prepayments of Loans27

(c)Interest27

(d)Computations27

(e)Inability to Determine Rates; Successor Rates28

(f)Fees And Charges29

(g)Maximum Interest30

(h)AHYDO Prepayment31

5.COLLATERAL31

(a)Grant of Security Interest to Agent31

(b)Other Security32

(c)Possessory Collateral32

(d)Electronic Chattel Paper32

(e)Deposit Accounts and Security Accounts33

6.PRESERVATION OF COLLATERAL AND PERFECTION OF SECURITY INTERESTS THEREIN33

7.POSSESSION OF COLLATERAL AND RELATED MATTERS33

8.COLLECTIONS33

9.COLLATERAL, AVAILABILITY AND FINANCIAL REPORTS AND SCHEDULES35

(a)Intentionally Deleted35

(b)Weekly Reports35

(c)Financial Statements35

-i-

(continued)

Page

(d)Annual Projections36

(e)Explanation of Budgets and Projections36

(f)Public Reporting36

(g)Other Information37

10.TERMINATION37

11.REPRESENTATIONS AND WARRANTIES37

(a)Financial Statements and Other Information37

(b)Locations37

(c)Loans by Borrower38

(d)Accounts and Inventory38

(e)Liens38

(f)Organization, Authority and No Conflict38

(g)Litigation38

(h)Compliance with Laws and Maintenance of Permits38

(i)Affiliate Transactions39

(j)Names and Trade Names39

(k)Equipment39

(l)Enforceability39

(m)Solvency39

(n)Indebtedness39

(o)Margin Security and Use of Proceeds39

(p)Parent, Subsidiaries and Affiliates40

(q)No Defaults40

(r)Employee Matters40

(s)Intellectual Property40

(t)Environmental Matters40

(u)ERISA Matters40

12.AFFIRMATIVE COVENANTS40

(a)Maintenance of Records41

(b)Notices41

(c)Compliance with Laws and Maintenance of Permits42

(d)Inspection and Audits42

(e)Insurance43

(f)Collateral44

(g)Use of Proceeds44

(h)Taxes44

(i)Intellectual Property45

(j)Checking Accounts and Cash Management Services45

(k)Patriot Act, Bank Secrecy Act and Office of Foreign Assets Control45

-ii-

(continued)

Page

13.NEGATIVE COVENANTS45

(a)Guaranties45

(b)Indebtedness46

(c)Liens46

(d)Mergers, Sales, Acquisitions, Subsidiaries and Other Transactions Outside the Ordinary Course of Business46

(e)Dividends and Distributions47

(f)Investments; Loans; Transfers48

(g)Fundamental Changes, Line of Business48

(h)Equipment48

(i)Affiliate Transactions48

(j)Settling of Accounts48

14.FINANCIAL COVENANTS49

(a)Fixed Charge Coverage Ratio49

(b)Right to Cure50

15.DEFAULT51

(a)Payment51

(b)Breach of this Agreement and the Other Agreements51

(c)Breaches of Other Obligations51

(d)Breach of Representations and Warranties51

(e)Loss of Collateral51

(f)Levy, Seizure or Attachment51

(g)Bankruptcy or Similar Proceedings51

(h)Appointment of Receiver52

(i)Judgment52

(j)Death or Dissolution of Obligor52

(k)Default or Revocation of Guaranty52

(l)Criminal Proceedings52

(m)Change of Control52

16.REMEDIES UPON AN EVENT OF DEFAULT52

17.CONDITIONS PRECEDENT53

18.JOINT AND SEVERAL LIABILITY54

19.SETTLEMENTS, DISTRIBUTIONS AND APPORTIONMENT OF PAYMENTS55

20.AGENT56

(a)Appointment of Agent56

(b)Nature of Duties of Agent57

(c)Lack of Reliance on Agent57

-iii-

(continued)

Page

(d)Certain Rights of Agent57

(e)Reliance by Agent58

(f)Indemnification of Agent58

(g)Agent in its Individual Capacity58

(h)Holders of Notes58

(i)Successor Agent59

(j)Collateral Matters59

(k)Actions with Respect to Defaults61

(l)Delivery of Information61

(m)Demand61

(n)Notice of Default61

21.ASSIGNABILITY61

22.AMENDMENTS, ETC63

23.NONLIABILITY OF AGENT AND LENDERS64

24.INDEMNIFICATION64

25.NOTICE65

26.CHOICE OF GOVERNING LAW; CONSTRUCTION; FORUM SELECTION65

27.HEADINGS OF SUBDIVISIONS66

28.POWER OF ATTORNEY66

29.CONFIDENTIALITY66

30.COUNTERPARTS67

31.ELECTRONIC SUBMISSIONS67

32.RESERVED67

33.WAIVER OF JURY TRIAL; OTHER WAIVERS67

34.Acknowledgement and Consent to Bail-In of Affected Financial Institutions68

35.ACKNOWLEDGEMENT REGARDING ANY SUPPORTED QFCS69

Exhibits and Schedules

EXHIBIT A	Business and Collateral Locations
EXHIBIT B	Compliance Certificate
EXHIBIT C	Commercial Tort Claims
EXHIBIT D	Form of Assignment and Acceptance Agreement
SCHEDULE 1	Permitted Liens
SCHEDULE 11(i)	Affiliate Transactions
SCHEDULE 11(j)	Names & Trade Names
-iv-

(continued)

Page

SCHEDULE 11(n)	Indebtedness
SCHEDULE 11(p)	Parent, Subsidiaries and Affiliates

-v-

LOAN AND SECURITY AGREEMENT

THIS LOAN AND SECURITY AGREEMENT (as amended, modified or supplemented from time to time, this “Agreement”) made as of February 3, 2022 by and among BMO Harris Bank N.A., a national banking association (in its individual capacity, “BMO”), as agent (in such capacity as agent, “Agent”) for itself and all other lenders from time to time a party hereto (“Lenders”), 320 S. Canal Street, 16th Floor,  Chicago, Illinois 60606, all other Lenders and each of LOL FOODS, INC., a Nebraska corporation (“LOL”), and HF Real Estate, LLC, a Minnesota limited liability company (“HF” and together with LOL and any other Borrowers joined hereto from time to time, each a “Borrower” and collectively referred to as “Borrowers”).

W I T N E S E T H:

WHEREAS, Borrowers may, from time to time, request Loans from Agent and Lenders, and the parties wish to provide for the terms and conditions upon which such Loans or other financial accommodations, if made by Agent and Lenders, shall be made.

NOW, THEREFORE, in consideration of any Loan (including any Loan by renewal or extension) hereafter made to Borrowers by Agent and/or Lenders, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by Borrowers, the parties agree to enter into this Agreement as follows:

1.DEFINITIONS.

“Account”, “Account Debtor”, “Chattel Paper”, “Commercial Tort Claims”, "Commodity Account," “Deposit Accounts”, “Documents”, “Electronic Chattel Paper”, “Equipment”, “Fixtures”, “General Intangibles”, “Goods”, “Instruments”, “Inventory”, “Investment Property”, “Letter-of-Credit Right”, “Proceeds”, "Securities Account" and “Tangible Chattel Paper” shall have the respective meanings assigned to such terms in the Illinois Uniform Commercial Code, as the same may be in effect from time to time.

“Acquisition” means any transaction or series of related transactions for the purpose of or resulting, directly or indirectly, in (a) the acquisition of all or substantially all of the assets of a Person, or of all or substantially all of any business or division of a Person, (b) the acquisition of in excess of 50% of the equity interests of any Person, or otherwise causing any Person to become a Subsidiary, or (c) a merger or consolidation or any other combination with another Person (other than a Person that is already a Subsidiary).

“Affected Financial Institution” means (a) any EEA Financial Institution or (b) any UK Financial Institution.

“Affiliate” shall mean any Person (i) which directly or indirectly through one or more intermediaries controls, is controlled by, or is under common control with, a Borrower, (ii) which beneficially owns or holds five percent (5%) or more of the voting control or equity interests of a Borrower, or (iii) five percent (5%) or more of the voting control or equity interests of which is beneficially owned or held by a Borrower.

“AMCON” means AMCON Distribution Company, a Delaware corporation.

“Applicable Margin” means, (a) from the Closing Date until the first Adjustment Date thereafter Level II below, and (b) thereafter, for any day, the rate per annum set forth below opposite the level (the “Level”) then in effect, it being understood that the Applicable Margin for Loans shall be the percentage set forth under the column “Applicable Margin” for such Loan based on average Excess Availability determined on a quarterly basis by dividing (i) the total of each day’s Excess Availability for such quarterly period by (ii) the number of days in such quarterly period, as a percentage of the aggregate Revolving Loan Commitments.

Level	Quarterly Excess Availability	Non-FILO Term SOFR Loans	FILO Term SOFR Loans	Non-FILO Base Rate Loans	FILO Base Rate Loans
I	Greater than or equal to 20%	1.50%	2.50%	0.50%	1.50%
II	Less than 20% but greater than or equal to 10%	1.75%	2.75%	0.75%	1.75%
III	Less than 10%	2.00%	3.00%	1.00%	2.00%

The Applicable Margin shall be determined on or prior to the fifth (5th) Business Day after the Borrowers are required to provide the quarterly financial statements and other information pursuant to Section 9(c) (each an “Adjustment Date”); provided that any change in the Applicable Margin shall be effective on the first day of the month in which such quarterly financial statements are delivered.  Notwithstanding anything contained in this paragraph to the contrary, (a) unless otherwise waived in writing by the Lenders, if the Borrowers fail to deliver the financial statements in accordance with the provisions of Section 9(c), the Applicable Margin shall be based upon Level III above beginning on the first day of the month in which such financial statements were required to be delivered until the fifth (5th) Business Day after such financial statements are actually delivered, whereupon the Applicable Margin shall be determined by the then current Level; and (b) no reduction to any Applicable Margin shall become effective at any time when an Event of Default or unmatured Event of Default has occurred and is continuing.

“Approved Prepaid Vendor” means each of Phillip Morris (Altria); John Middleton (Altria); RJ Reynolds (RJR); RJ Reynolds Vapor (RJR); Rouseco; Republic Tobacco, Privateer Tobacco; Mars/Wrigley; Seneca; American Snuff (RJR); Santa Fe Tobacco (RJR) and any other vendor approved by the Agent in its sole discretion.

“Asset Purchase Agreement” means the Asset Purchase Agreement dated as of April 7, 2022 among Henry's Foods, Inc., The Eidsvold Family LLC, Brian Eidsvold, H. Thomas Eidsvold, and LOL, as in effect on the Closing Date.

“Assignment and Acceptance” shall have the meaning in Section 21 hereof.

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.

“Bail-In Legislation” means, (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European

2

Union, the implementing law, regulation rule or requirement for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).

“BofA Equipment Leasing” means Bank of America Leasing & Capital, LLC, and its successors and assigns.

“BofA Equipment Leasing Indebtedness” means indebtedness for borrowed money, lease obligations or related obligations owing by a Borrower to BofA Equipment Leasing in connection with the financing of equipment or related personal property (including, without limitation, rolling stock, including trucks and trailers, and warehouse equipment).

“BofA Equipment Leasing Liens” means liens on or security interests in equipment or similar assets that secure BofA Equipment Leasing Indebtedness (including, without limitation, rolling stock, including trucks and trailers, and warehouse equipment).

“Base Rate” means, for any day, a fluctuating rate per annum equal to the highest of (a) the rate of interest announced by BMO from time to time as its prime rate for such day (with any change in such rate announced by BMO taking effect at the opening of business on the day specified in the public announcement of such change); (b) the Federal Funds Rate for such day, plus 0.50%, and (c) the sum of (i) Term SOFR in effect on such day plus (ii) 1.10%.  Any change in the Base Rate due to a change in the prime rate, the quoted federal funds rates, or Term SOFR, as applicable, shall be effective from and including the effective date of the change in such rate. If the Base Rate is being used as an alternative rate of interest to Term SOFR, then the Base Rate shall be the greater of clauses (a) and (b) above and shall be determined without reference to clause (c) above, provided, that in no event shall Base Rate be less than zero (0).

“Base Rate Loan” means a Loan that bears interest based on the Base Rate.

“BHC Act Affiliate” of a party means an “affiliate” (as such term is defined under, and interpreted in accordance with, 12 U.S.C. 1841(k)) of such party.

“Borrower Representative” shall mean LOL.

“Bremer Account” shall mean a deposit or similar account maintained by LOL with Bremer  Bank for petty cash or similar purposes.

“Business Day” shall mean any day other than a Saturday, a Sunday or other day on which commercial banks in Chicago, Illinois are required or permitted to close under the laws of, or are in fact closed in, Illinois.

“Capital Expenditures” shall mean with respect to any period, the aggregate of all expenditures (whether paid in cash or accrued as liabilities and including expenditures for capitalized lease obligations) by Borrowers and their Subsidiaries during such period that are required by generally accepted accounting principles, consistently applied, to be included in or

3

reflected by the property, plant and equipment or similar fixed asset accounts (or intangible accounts subject to amortization) on the balance sheet of Borrowers and their Subsidiaries.

“Cigarette Inventory” shall mean Inventory of Borrowers consisting of cigarettes and cigarette tax stamps.

“Closing Date” shall mean the date on which the conditions precedent set forth in Section 17 are satisfied.

“CME” shall mean CME Group Benchmark Administration Limited.

“Collateral” shall mean all of the property of each Borrower described in Section 5 hereof, together with all other real or personal property of any Obligor or any other Person now or hereafter pledged to Agent, for the benefit of Agent and Lenders to secure, either directly or indirectly, repayment of any of the Liabilities, but excluding, for the avoidance of doubt, any Excluded Assets.

“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. §1, et seq.), as amended from time to time, and any successor statute.

“Compliance Certificate” shall have the meaning set forth in Section 9(c).

“Conforming Changes” shall mean with respect to use, administration of or conventions associated with SOFR, Term SOFR or any proposed Successor Rate, as applicable, any conforming changes to the definitions of SOFR and Term SOFR, timing and frequency of determining rates and making payments of interest and other technical, administrative or operational matters (including, for the avoidance of doubt, the definitions of Business Day or U.S. Government Securities Business Day, timing of borrowing requests or prepayment, conversion or continuation notices, and length of lookback periods) as may be appropriate, in Agent’s discretion, to reflect the adoption and implementation of such applicable rate(s), and to permit the administration thereof by Agent in a manner substantially consistent with market practice (or, if Agent determines that adoption of any portion of such market practice is not administratively feasible or that no market practice for the administration of such rate exists, in such other manner of administration as Agent determines is reasonably necessary in connection with the administration of any Loan Document).

“Control Agreement” means an agreement, in form and substance satisfactory to Agent, among Agent, the financial institution or other Person at which such account is maintained and the Borrower maintaining such account, effective to grant “control” (as defined under the applicable UCC) over such account to Agent.

“Covered Entity” means any of the following:  (i) a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b); (ii) a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or (iii) a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).

4

“Daily Simple SOFR” shall mean with respect to any applicable determination date, the secured overnight financing rate published on the FRBNY website (or any successor source satisfactory to Agent).

“Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.

“Defaulting Lender” means any Lender that (a) has failed to comply with its funding obligations hereunder, and such failure is not cured within two Business Days; (b) has notified Agent or any Borrower that such Lender does not intend to comply with its funding obligations hereunder or under any other credit facility, or has made a public statement to that effect; (c) has failed, within three Business Days following request by Agent or any Borrower, to confirm in a manner satisfactory to Agent and Borrowers that such Lender will comply with its funding obligations hereunder; or (d) has, or has a direct or indirect parent company that has, become the subject of an insolvency proceeding (including reorganization, liquidation, or appointment of a receiver, custodian, administrator or similar Person by the Federal Deposit Insurance Corporation or any other regulatory authority) or Bail-In Action; provided, that a Lender shall not be a Defaulting Lender solely by virtue of a Governmental Authority’s ownership of an equity interest in such Lender or parent company unless the ownership provides immunity for such Lender from jurisdiction of courts within the United States or from enforcement of judgments or writs of attachment on its assets, or permits such Lender or governmental authority to repudiate or otherwise to reject such Lender’s agreements.

“Dominion Account” shall have the meaning specified in subsection 8(a) hereof.

“EBITDA” shall mean, with respect to any period, Borrowers’ net income after taxes for such period excluding (i) any after-tax gains or losses on the sale of assets (other than the sale of Inventory in the ordinary course of business), (ii) other after-tax extraordinary gains or losses and (iii) other non-cash impairment charges and cash or non-cash non-recurring charges as determined by Agent in its reasonable discretion) plus interest expense, income tax expense, depreciation and amortization for such period, plus or minus any other non-cash charges or gains which have been subtracted or added in calculating net income after taxes for such period.

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any Person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

5

“Eligible Account” shall mean an Account owing to a Borrower which is acceptable to Agent in its good faith credit judgment for lending purposes.  Without limiting Agent’s discretion, Agent shall, in general, consider an Account to be an Eligible Account if it meets, and so long as it continues to meet, all of the following requirements:

(i)it is genuine and in all respects what it purports to be;

(ii)it is owned by such Borrower, such Borrower has the right to subject it to a security interest in favor of Agent or assign it to Agent and it is subject to a first priority perfected security interest in favor of Agent and to no other claim, lien, security interest or encumbrance whatsoever, other than Permitted Liens;

(iii)it arises from (A) the performance of services by such Borrower in the ordinary course of such Borrower’s business, and such services have been fully performed and acknowledged and accepted by the Account Debtor thereunder; or (B) the sale or lease of Goods by such Borrower in the ordinary course of such Borrower’s business, and (x) such Goods have been completed in accordance with the Account Debtor’s specifications (if any) and delivered to the Account Debtor, (y) such Account Debtor has not refused to accept, returned or offered to return, any of the Goods which are the subject of such Account, and (z) such Borrower has possession of, or such Borrower has delivered to Agent (at Agent’s request) shipping and delivery receipts evidencing delivery of such Goods;

(iv)it is evidenced by an invoice rendered to the Account Debtor thereunder, is due and payable within thirty (30) days after the date of the invoice and does not remain unpaid more than thirty (30) days past the invoice date thereof for invoices with seven (7) day terms or less or sixty (60) days past the invoice date thereof for all other invoices; provided, however, that if more than twenty-five percent (25%) of the aggregate dollar amount of invoices owing by a particular Account Debtor remain unpaid more than thirty (30) days past the invoice date thereof for invoices with seven (7) day terms or less or sixty (60) days after the respective invoice dates thereof for all other invoices, then all Accounts owing by that Account Debtor shall be deemed ineligible;

(v)it is a valid, legally enforceable and unconditional obligation of the Account Debtor thereunder, and is not subject to setoff, counterclaim, credit, allowance or adjustment by such Account Debtor, or to any claim by such Account Debtor denying liability thereunder in whole or in part;

(vi)it does not arise out of a contract or order which fails in any material respect to comply with the requirements of applicable law;

(vii)the Account Debtor thereunder is not a director, officer, employee or agent of a Borrower, or a Subsidiary, Parent or Affiliate;

(viii)it is not an Account with respect to which the Account Debtor is the United States of America or any state or local government, or any department, agency or instrumentality thereof, unless such Borrower assigns its right to payment

6

of such Account to Agent pursuant to, and in full compliance with, the Assignment of Claims Act of 1940, as amended, or any comparable state or local law, as applicable;

(ix)it is not an Account with respect to which the Account Debtor is located in a state which requires such Borrower, as a precondition to commencing or maintaining an action in the courts of that state, either to (A) receive a certificate of authority to do business and be in good standing in such state; or (B) file a notice of business activities report or similar report with such state’s taxing authority, unless (x) such Borrower has taken one of the actions described in clauses (A) or (B); (y) the failure to take one of the actions described in either clause (A) or (B) may be cured retroactively by such Borrower at its election; or (z) such Borrower has proven, to Agent’s satisfaction, that it is exempt from any such requirements under any such state’s laws;

(x)the Account Debtor is located within the United States of America or is located within a foreign country and, in such case, the Account is payable in U.S. Dollars and with respect to Account Debtors who are located within a foreign country, the Account is supported by a letter of credit which is in form and substance satisfactory to Agent, issued by a financial institution acceptable to Agent and assigned to Agent in a manner acceptable to Agent;

(xi)it is an Account which arises out of a sale made in the ordinary course of each Borrower’s business;

(xii)it is not an Account with respect to which the Account Debtor’s obligation to pay is conditional upon the Account Debtor’s approval of the Goods or services or is otherwise subject to any repurchase obligation or return right (other than a right to return dated Cigarette Inventory which can, in turn, be returned by such Borrower to the manufacturer thereof for a full refund), as with sales made on a bill-and-hold, guaranteed sale, sale on approval, sale or return or consignment basis;

(xiii)it is not an Account (A) with respect to which any representation or warranty contained in this Agreement is untrue; or (B) which violates any of the covenants of such Borrower contained in this Agreement;

(xiv)it is not an Account which, when added to a particular Account Debtor’s other indebtedness to such Borrower, exceeds a credit limit determined by Agent in its good faith credit judgment discretion for that Account Debtor (except that Accounts excluded from Eligible Accounts solely by reason of this clause (xiv) shall be Eligible Accounts to the extent of such credit limit); and

(xv)it is not an Account with respect to which the prospect of payment or performance by the Account Debtor is or will be impaired, as determined by Agent in its sole discretion.

7

“Eligible Cigarette Inventory” shall mean Inventory of a Borrower consisting of Cigarette Inventory which is acceptable to Agent in its good faith credit judgment discretion for lending purposes.  Without limiting Agent’s discretion, Agent shall, in general, consider Cigarette Inventory to be Eligible Inventory if it meets and so long as it continues to meet the following requirements:

(i)it consists of cigarettes without tax stamps or cigarettes which have cigarette tax stamps affixed thereto which have been issued by any State or political subdivisions thereof where Agent determines, in its sole discretion, that the affixing of such jurisdiction’s tax stamps thereto does not render such Inventory ineligible;

(ii)it consists of tax stamps which have been paid in full with good funds by a Borrower to the applicable state or local agency (i.e. no “post-dated” checks) or by virtue of Borrower posting a bond in lieu of payment and no obligations for payment of the cigarette tax stamps remain outstanding with the applicable state or local agency (or are not covered by such bond, as applicable), unless such stamps have been issued by any State or political subdivisions thereof where Agent determines in its sole discretion that Agent would be unable to affix or redeem such cigarette tax stamps or otherwise determines that such Inventory shall be ineligible; and

(iii)such Cigarette Inventory otherwise constitutes Eligible Inventory.

“Eligible Inventory” shall mean Inventory  of a Borrower which is acceptable to Agent in its good faith credit judgment discretion for lending purposes.  Without limiting Agent’s and the Lenders’ discretion above, such parties shall, in general, consider Inventory to be Eligible Inventory if it meets, and so long as it continues to meet, the following requirements:

(i) it is owned by such Borrower, such Borrower has the right to subject it to a security interest in favor of Agent and it is subject to a first priority perfected security interest in favor of Agent and to no other claim, lien, security interest or encumbrance whatsoever, other than Permitted Liens;

(ii) it constitutes Prepaid Inventory or is located on one of the premises listed on Exhibit A (or other locations of which Agent has been advised in writing pursuant to subsection 12(b)(i) hereof), such locations are within the United States and is not in transit except to the extent that it may be in transit to another location listed on Exhibit A on vehicles owned by such Borrower;

(iii) if held for sale or lease or furnishing under contracts of service, it is (except as Agent may otherwise consent in writing) new and unused and free from defects which would, in Agent’s sole determination, affect its market value;

(iv) except for Prepaid Inventory, it is not stored with a bailee, consignee, warehouseman, processor or similar party unless Agent has given its prior written approval and such Borrower has caused any such bailee, consignee, warehouseman, processor or similar party to issue and deliver to Agent, in form and substance

8

acceptable to Agent, such Uniform Commercial Code financing statements, warehouse receipts, waivers and other documents as Agent shall require;

(v) it is not Inventory consisting of perishable foods (unless frozen or refrigerated foods);

(vi) Agent has determined, in accordance with Agent’s customary business practices, that it is not unacceptable due to age, type, category or quantity; and

(vii) it is not Inventory (A) with respect to which any of the representations and warranties contained in this Agreement are untrue; or (B) which violates any of the covenants of such Borrower contained in this Agreement.

“Eligible Real Property” shall mean any parcel of Real Property which is acceptable to Agent in its good faith credit judgment discretion for lending purposes.  Without limiting Agent’s discretion, for any Real Property to be an Eligible Real Property, it must meet all of the following requirements:

(i) such Real Property is subject to a first priority Mortgage in favor of Agent;

(ii) such Real Property has not been condemned or deemed uninhabitable, unfit for use, or prohibited for use by a governmental authority;

(iii) such Real Property is 100% owned by a Borrower (i.e., a full and undivided fee simple interest), and such Borrower has the right to subject it to a first priority Mortgage in favor of Agent subject to no other claim, lien, security interest or encumbrance whatsoever, other than Permitted Liens;

(iv) Borrower is not delinquent in the payment of any taxes or association dues or fees, or installments thereof, that could reasonably be expected to cause a lien on such property that would be of equal or superior priority to the lien of the Mortgage for such Real Property; and

(v) such Real Property has been appraised by an appraiser reasonably acceptable to the Lenders pursuant to an appraisal reasonably acceptable to the Lenders, upon which Agent is expressly entitled to rely, to determine its fair market value.

Notwithstanding the foregoing, the following property shall be deemed Eligible Real Property hereunder as of the Closing Date: 234 McKay Avenue N., Alexandria, Minnesota.

“Environmental Laws” shall mean all federal, state, district, local and foreign laws, rules, regulations, ordinances, and consent decrees relating to health, safety, hazardous substances, pollution and environmental matters, as now or at any time hereafter in effect, applicable to a Borrower’s business or facilities owned or operated by a Borrower, including laws relating to emissions, discharges, releases or threatened releases of pollutants, contamination, chemicals, or hazardous, toxic or dangerous substances, materials or wastes into the environment (including,

9

without limitation, ambient air, surface water, ground water, land surface or subsurface strata) or otherwise relating to the generation, manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Materials.

“Equity Cure” means the net amount of cash contributions in exchange for common equity made by AMCON to a Borrower in immediately available funds which AMCON contributes as additional common equity contributions to Borrowers in immediately available funds and which is designated an “Equity Cure” by Borrowers under Section 14(b) at the time it is received.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended, modified or restated from time to time.

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association, as in effect from time to time.

“Event of Default” shall have the meaning specified in Section 15 hereof.

“Excess Availability” shall mean, as of any date of determination by agent, the excess, if any, of the lesser of (i) the Maximum Revolving Loan Limit less the sum of the outstanding Revolving Loans and Letter of Credit Obligations and (ii) the Revolving Loan Limit less the sum of the outstanding Revolving Loans and Letter of Credit Obligations, in each case as of the close of business on such date and assuming, for purposes of calculation, that all accounts payable which remain unpaid more than thirty (30) days after the due dates thereof as the close of business on such date are treated as additional Revolving Loans outstanding on such date.

“Excluded Assets” means any personal property subject to a lien or security interest permitted pursuant to clause (iv) of the definition of “Permitted Liens” in Section 1 of this Agreement (including, without limitation, BofA Equipment Leasing Liens) to the extent that, and for so long as, any agreement governing such Lien prohibits another Lien on such property.

“Excluded Hedging Obligations” means, with respect to any Borrower, any Rate Hedging Obligation constituting a Swap Obligation if, and to the extent that, all or a portion of the guaranty of any guarantor or such Borrower of, or the grant by such Borrower of a security interest to secure, such Rate Hedging Obligation (or any guarantee thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Borrower’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act and the regulations thereunder at the time the guaranty of such Borrower or any guarantor, or the grant of such security interest becomes effective with respect to such Rate Hedging Obligation. If any Rate Hedging Obligation constituting a Swap Obligation arises under a master agreement governing more than one such Rate Hedging Obligation, such exclusion shall apply only to the portion of such Rate Hedging Obligation that is attributable to swaps for which such guaranty or security interest is or becomes illegal.

“Federal Funds Rate” means, for any day, the rate per annum equal to the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided that (a) if such day is not a

10

Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate (rounded upward, if necessary, to a whole multiple of 1/100 of 1%) charged to BMO on such day on such transactions as determined by the Agent.

“FILO Advance Rate” means (a) with respect to Eligible Accounts, ten percent (10%), as reduced in equal quarterly increments of 0.834% on the first day of each fiscal quarter beginning April 1, 2023; plus (b) with respect to Eligible Cigarette Inventory, ten percent (10%), as reduced in equal quarterly increments of 0.834% on the first day of each fiscal quarter beginning April 1, 2023; plus (c) with respect to Eligible Inventory  (consisting solely of Eligible Inventory other than Eligible Cigarette Inventory set forth in clause (b) above) ten percent (10%), as reduced in equal quarterly increments of 0.834% on the first day of each fiscal quarter beginning April 1, 2023; plus (d) with respect to Eligible Real Property, five percent (5%), as reduced in equal quarterly increments of 0.4167% on the first day of each fiscal quarter beginning April 1, 2023.

“FILO Amortization Amount” means each equal quarterly increment of $208,333,34 which shall be applicable on the first day of each fiscal quarter beginning April 1, 2023; provided such amortization amount shall include periodic increases thereto (resulting in one-time reductions in the FILO Cap Amount) equal to the remaining amortization amount of any Eligible Accounts or Eligible Inventory of  the Borrowers that are disposed of, to the extent such assets were included in the calculation of thereof.

“FILO Amount” means, at any time an amount equal to the lesser of (a) the FILO Cap Amount and (b) (i) the applicable FILO Advance Rate times the of the face amount (less maximum discounts, credits and allowances which may be taken by or granted to Account Debtors in connection therewith in the ordinary course of Borrowers’ business) of Borrowers’ Eligible Accounts, plus (ii) the applicable FILO Advance Rate times the lower of cost or market value of Eligible Cigarette Inventory; plus (iii) the applicable FILO Advance Rate times the lower of cost or market value of Eligible Inventory(consisting solely of Eligible Inventory other than Eligible Cigarette Inventory set forth in clause (ii) above); plus (iv) the applicable FILO Advance Rate times the fair market value of all Eligible Real Property.

“FILO Cap Amount” means $2,500,000, as reduced by the aggregate FILO Amortization Amounts.

“FILO Loan” means a Revolving Loan that is borrowed and deemed outstanding as a “FILO Loan” pursuant to Section 2(a).

“Fiscal Year” shall mean each twelve (12) month accounting period of Borrowers, which ends on September 30 of each year.

“Fixed Charge Coverage Ratio” means for any period of determination for the Borrowers, the ratio of EBITDA to Fixed Charges determined in accordance with GAAP.

“Fixed Charges” shall mean for any period, without duplication, (i) scheduled payments of principal and interest during the applicable period with respect to all indebtedness of Borrowers for borrowed money (including scheduled reductions of the Real Property Sublimit as required

11

pursuant to Section 2(b)(iii) herein and including all Scheduled FILO Amortization Amounts), plus scheduled payments of principal and interest during the applicable period with respect to all capitalized lease obligations of Borrowers, plus unfinanced Capital Expenditures of Borrowers during the applicable period, plus payments during the applicable period in respect of income or franchise taxes of Borrowers, plus any dividends or distributions made by Borrowers, including, without limitation, any Permitted Tax Distributions, plus any payments made by any Borrower in connection with contingent earn-out payments pursuant to any acquisition.

“Flood Hazard Property” means any parcel of any owned Real Property with improvements located thereon located in the United States that is subject to a Mortgage, which improvements are in an area designated by the Federal Emergency Management Agency as having special flood or mudslide hazards.

“FRBNY” shall mean the Federal Reserve Bank of New York.

“GAAP” means generally accepted accounting principles in the United States of America, applied in accordance with the consistency requirements thereof.

“Hazardous Materials” shall mean any hazardous, toxic or dangerous substance, materials and wastes, including, without limitation, hydrocarbons (including naturally occurring or man-made petroleum and hydrocarbons), flammable explosives, asbestos, urea formaldehyde insulation, radioactive materials, biological substances, polychlorinated biphenyls, pesticides, herbicides and any other kind and/or type of pollutants or contaminants (including, without limitation, materials which include hazardous constituents), sewage, sludge, industrial slag, solvents and/or any other similar substances, materials, or wastes and including any other substances, materials or wastes that are or become regulated under any Environmental Law (including, without limitation any that are or become classified as hazardous or toxic under any Environmental Law).

“Indemnified Party” shall have the meaning specified in Section 24 hereof.

“Intercompany Loans” means loans under that certain Credit Agreement by and between AMCON, as lender, and LOL, as borrower, dated on or about the date hereof in an aggregate outstanding principal amount not to exceed $20,000,000 at any time.

“ISDA Definitions”: 2006 ISDA Definitions published by the International Swaps and Derivatives Association, Inc. or any successor thereto, as amended or supplemented from time to time, or any successor definitional booklet for interest rate derivatives published from time to time by the International Swaps and Derivatives Association, Inc. or such successor thereto.

“Letter of Credit” shall mean any Letter of Credit issued on behalf of a Borrower in accordance with this Agreement.

“Letter of Credit Obligations” shall mean, as of any date of determination, the sum of (i) the aggregate undrawn face amount of all Letters of Credit, and (ii) the aggregate unreimbursed amount of all drawn Letters of Credit not already converted to Loans hereunder.

12

“Liabilities” shall mean any and all obligations, liabilities and indebtedness, (including, without limitation, Rate Hedging Obligations and Letter of Credit Obligations) of Borrowers to Agent and each Lender or to any parent, affiliate or subsidiary of Agent and each Lender of any and every kind and nature arising under this Agreement, or the Other Agreements, including without limitation, any Letters of Credit, howsoever created, arising or evidenced and howsoever owned, held or acquired, whether now or hereafter existing, whether now due or to become due, whether primary, secondary, direct, indirect, absolute, contingent or otherwise (including, without limitation, obligations of performance), whether several, joint or joint and several, and whether arising or existing under written or oral agreement or by operation of law; provided that Liabilities shall not include Excluded Hedging Obligations.

“Loans” shall mean all loans and advances made by Agent and/or Lenders to or on behalf of Borrowers hereunder.

“Material Adverse Effect” shall mean a material adverse effect on the business, property, assets, prospects, operations or condition, financial or otherwise, of a Person.

“Maximum Revolving Loan Limit” shall have the meaning specified in subsection 2(a) hereof.

“Mortgage” means a mortgage (including, without limitation, a leasehold mortgage), hypothec, deed of trust or deed to secure debt, in form and substance reasonably satisfactory to Agent, made by a Borrower in favor of Agent for the benefit of the Agents and the Lenders, securing the obligations under the Loan Documents and delivered to Agent.

“Notice of Borrowing” shall mean notice by Borrower Agent of a borrowing, in form satisfactory to Agent.

“Notice of Conversion” shall mean notice by Borrower Agent for conversion of a Loan as a Term SOFR Loan or Base Rate Loan, in form satisfactory to Agent.

“Obligor” shall mean Borrowers and each other Person who is or shall become primarily or secondarily liable for any of the Liabilities.

“QFC” has the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. 5390(c)(8)(D).

“Original Term” shall have the meaning specified in Section 10 hereof.

“Other Agreements” shall mean all agreements, instruments and documents, other than this Agreement, including, without limitation, guaranties, mortgages, trust deeds, pledges, powers of attorney, consents, assignments, contracts, notices, security agreements, leases, financing statements and all other writings heretofore, now or from time to time hereafter executed by or on behalf of a Borrower or any other Person and delivered to Agent and/or any Lender in connection with the Loans, the Letters of Credit or the other transactions contemplated hereby, as each of the same may be amended, modified or supplemented from time to time.

13

“Parent” shall mean any Person now or at any time or times hereafter owning or controlling (alone or with any other Person) at least a majority of the issued and outstanding equity of a Borrower and, if a Borrower is a partnership, the general partner of such Borrower.

“PBGC” shall have the meaning specified in subsection 12(b)(v) hereof.

“Permitted Liens” shall mean (i) statutory liens of landlords, carriers, warehousemen, processors, mechanics, materialmen or suppliers incurred in the ordinary course of business and securing amounts not yet due or declared to be due by the claimant thereunder or amounts which are being contested in good faith and by appropriate proceedings and for which such Borrower has maintained adequate reserves; (ii) liens or security interests in favor of Agent; (iii) zoning restrictions and easements, licenses, covenants and other restrictions affecting the use of real property that do not individually or in the aggregate have a material adverse effect on a Borrower’s ability to use such real property for its intended purpose in connection with such Borrower’s business; (iv) liens in connection with purchase money indebtedness and capitalized leases otherwise permitted pursuant to this Agreement, provided, that such liens attach only to the assets the purchase of which was financed by such purchase money indebtedness or which is the subject of such capitalized leases (including, for the avoidance of doubt, BofA Equipment Leasing Liens provided that such BofA Equipment Leasing Liens are subject to access and use rights in favor of Agent and, with in thirty (30) days of the Closing Date, or such longer time period deemed acceptable to Agent in their sole discretion, are subject to an intercreditor agreement with Agent acceptable to Agent); (v) liens set forth on Schedule 1 hereto; (vi) liens specifically permitted by Requisite Lenders in writing; (vii) pledges or deposits in connection with worker’s compensation, unemployment insurance and other social security legislation, or to secure the performance of bids, tenders, contracts (other than for the repayment of borrowed money) or leases or to secure statutory obligations or surety, appeal or stay bonds, or to secure indemnity, performance or other similar bonds in the ordinary course of business; and (viii) liens for taxes not yet due or for taxes which are being contested in good faith and by appropriate proceeding provided that (x) the contesting of any such payment does not give rise to a lien for taxes and (y) such Borrower keeps on deposit with Agent (such deposit to be held without interest) an amount of money which, in the sole judgment of Agent, is sufficient to pay such taxes and any interest or penalties that may accrue thereon; and (ix) liens or security interest securing Intercompany Loans that are subordinated to liens and security interests in favor of Agent pursuant to a subordination agreement acceptable to Agent.

“Permitted Modifications” means (a) such amendments or other modifications to a Borrower’s organizational documents as are required under this Agreement or by applicable Law and fully disclosed to Agent within thirty (30) days after such amendments or modifications have become effective, and (b) such amendments or modifications to a Borrower’s organizational documents (other than those involving a change in the name of a Borrower or involving a reorganization of a Borrower under the Laws of a different jurisdiction) that would not adversely affect the rights and interests of the Agent or Lenders and are fully disclosed to Agent within thirty (30) days after such amendments or modifications have become effective.

“Permitted Tax Distributions” means, for any taxable period in which a Borrower is a member of a consolidated, combined or similar income tax group of which a direct or indirect parent of such Borrower is the common parent (a “Tax Group”), distributions by such Borrower

14

to such direct or indirect parent of such Borrower to pay federal, foreign, state and local income Taxes of such Tax Group that are attributable to the taxable income of the Borrower; provided that, for each taxable period, the amount of such payments made in respect of such taxable period in the aggregate shall not exceed the amount that such Borrower would have been required to pay as a stand-alone Tax Group, reduced by any portion of such income Taxes directly paid by such Borrower.

“Person” shall mean any individual, sole proprietorship, partnership, joint venture, trust, unincorporated organization, association, corporation, limited liability company, institution, entity, party or foreign or United States government (whether federal, state, county, city, municipal or otherwise), including, without limitation, any instrumentality, division, agency, body or department thereof.

“Plan” shall have the meaning specified in subsection 12(b)(v) hereof.

“Prepaid Inventory” shall mean Inventory of a Borrower that has been fully paid for by such Borrower and that is temporarily located on the premises of an Approved Prepaid Vendor pending shipment to such Borrower.

“Pre-Settlement Determination Date” shall have the meaning specified in Section 19 hereof.

“Pro Rata Share” shall mean at any time, with respect to any Lender, a fraction (expressed as a percentage in no more than nine (9) decimal places), the numerator of which shall be the Revolving Loan Commitment of such Lender at such time and the denominator of which shall be the Maximum Revolving Loan Limit at such time.

“Rate Hedging Obligations” shall mean any and all obligations of  Borrowers to the Agent and/or the Lenders, whether absolute or contingent and howsoever and whensoever created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefor) under (1) any and all agreements designed to protect Borrowers from the fluctuations of interest rates, exchange rates or forward rates applicable to such party’s assets, liabilities or exchange transactions, including, but not limited to: interest rate swap agreements, dollar-denominated or cross-currency interest rate exchange agreements, forward currency exchange agreements, interest rate cap, floor or collar agreements, forward rate currency agreements relating to interest options, puts and warrants, and (2) any and all agreements relating to cancellations, buy backs, reversals, terminations or assignments of any of the foregoing.  An agreement of the type described in clause (1) and/or clause (2) of the foregoing definition is referred to herein as a “Rate Hedging Agreement”.

“Real Property” means, with respect to any Person, the right, title and interest of such Person (including any leasehold, mineral or other estate) in and to any and all land, improvements and fixtures owned by such Person, together with, in each case, all easements, hereditaments and appurtenances relating thereto, all improvements and appurtenant fixtures and equipment, all general intangibles and contract rights and other property and rights incidental to the ownership, lease or operation thereof.

15

“Real Property Deliverables” means each of the following agreements, instruments and other documents in respect of any Eligible Real Property of any Borrower, each in form and substance reasonably satisfactory to Agent:

(a)a Mortgage duly executed by the applicable Borrower;

(b)evidence of the recording of each Mortgage in such office or offices as may be necessary to perfect the lien purported to be created thereby or to otherwise protect the rights of Agent and the Lenders thereunder;

(c)a Title Insurance Policy or bring-down of the existing Title Insurance Policy with respect to each Mortgage;

(d)a reasonably current ALTA survey and a surveyor’s certificate, certified to Agent and to the issuer of the Title Insurance Policy with respect thereto by a professional surveyor licensed in the state, province or territory in which such Real Property is located and reasonably satisfactory to Agent (except to the extent the Agent, in its sole discretion, elects to waive some or all of the requirements of this clause (d));

(e)if and to the extent obtainable, a copy of a letter issued by each applicable governmental authority or a zoning report with respect to the property from a reputable zoning review company), evidencing such Real Property’s compliance in all material respects with all applicable building codes, fire codes, other health and safety rules and regulations, parking, density and height requirements and other building and zoning laws together with a copy of all certificates of occupancy issued with respect to such Real Property (except to the extent the Agent, in its sole discretion, elects to waive some or all of the requirements of this clause (e));

(f)an opinion of counsel in the state, province or territory where such Real Property is located with respect to the enforceability of the Mortgage to be recorded and such other matters as Agent may reasonably request;

(g)an ASTM E1527 Phase I Environmental Site Assessment (“Phase I ESA”) (and, if reasonably requested by the Lenders based upon the results of such Phase I ESA an ASTM E1903 Phase II Environmental Site Assessment) of such Real Property by an independent firm reasonably satisfactory to the Lenders, including a reliance provision in favor of Agent (except to the extent the Lenders, in their sole discretion, elect to waive some or all of the requirements of this clause (g));

(h)such other agreements, instruments and other documents (including opinion letters) as Agent may reasonably require; and

(i)evidence as to (i) whether such Real Property is a Flood Hazard Property and (ii) if such Real Property is a Flood Hazard Property, (A) whether the community in which such Real Property is located is participating in the National Flood Insurance Program, and (B) the applicable Borrower’s written acknowledgment of receipt of written notification from Agent (1) as to the fact that such Real Property is a Flood Hazard Property and (2) as to whether the community in which each such Flood Hazard Property is located

16

is participating in the National Flood Insurance Program.  For each Flood Hazard Property, Borrower shall deliver a flood insurance policy meeting the current guidelines of the Federal Emergency Management Agency is in effect with a generally acceptable insurance carrier, in an amount representing coverage not less than the least of (1) the full insurable value of such Real Property, and (2) the maximum amount of insurance available under the National Flood Insurance Act of 1968, as amended by the Flood Disaster Protection Act of 1974.  All such insurance policies (collectively, the “hazard insurance policy”) shall contain a standard mortgagee clause naming Agent, its successors and assigns, as mortgagee, and may not be reduced, terminated or canceled without 30 days’ prior written notice to the mortgagee.  All premiums on each such insurance policy have been paid.  The hazard insurance policy is the valid and binding obligation of the insurer and is in full force and effect.  Borrower shall not engage in any act or omission which would impair the coverage of any such policy, the benefits of the endorsement provided for herein, or the validity and binding effect of either including, without limitation, no unlawful fee, commission, kickback or other unlawful compensation or value of any kind has been or will be received, retained or realized by any attorney, firm or other Person, and no such unlawful items have been received, retained or realized by Borrower.

“Real Property Loan” means a Loan made in connection with and based upon a Borrower’s ownership or acquisition of specific Eligible Real Property.  The original principal amount of a Real Property Loan shall be determined by the Agent and communicated to the Borrowers at the time such Real Property Loan is made and is not to exceed 80% of the fair market value of the related Eligible Real Property at any time.

“Requisite Lenders” shall mean, at any time, Lenders having Pro Rata Shares aggregating at least sixty-six and two-thirds percent (66-2/3rds%) at such time.

“Resolution Authority” means an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.

“Revolving Loan Commitment” shall mean, with respect to any Lender, the maximum amount of Revolving Loans which such Lender has agreed to make to Borrowers, subject to the terms and conditions of this Agreement, as set forth on the signature page hereto or an Assignment and Acceptance Agreement executed by such Lender.

“Revolving Loan Limit” shall have the meaning specified in subsection 2(a) hereof.

“Revolving Loans” shall have the meaning specified in subsection 2(a) hereof.

“Scheduled FILO Amortization Amount” means FILO Amortization Amounts (excluding unscheduled periodic amortization described in the proviso thereto).

“Scheduled Unavailability Date” shall have the meaning as defined in Section 4(g) below.

“Settlement Date” shall have the meaning specified in Section 19 hereof.

17

“SOFR” shall mean the secured overnight financing rate as administered by FRBNY (or a successor administrator).

“SOFR Adjustment” shall mean one tenth of one percent (0.10%).

“Subsidiary” shall mean any corporation of which more than fifty percent (50%) of the outstanding capital stock having ordinary voting power to elect a majority of the board of directors of such corporation (irrespective of whether at the time stock of any other class of such corporation shall have or might have voting power by reason of the happening of any contingency) is at the time, directly or indirectly, owned by a Borrower, or any partnership, joint venture or limited liability company of which more than fifty percent (50%) of the outstanding equity interests are at the time, directly or indirectly, owned by a Borrower or any partnership of which a Borrower is a general partner.

“Successor Rate” shall mean as defined in Section 4(g) below.

“Swap Contract” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.

“Swap Obligations” means, with respect to any Borrower or guarantor hereunder, any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of Section 1a(47) of the Commodity Exchange Act.

“Sweep to Loan Arrangement” means a cash management arrangement established by the Borrowers with the Agent, as depositary, pursuant to which the Agent is authorized (a) to make advances of Revolving Loans hereunder, the proceeds of which are deposited by the Agent into a designated account of the Borrowers maintained at the Agent, and (b) to accept as prepayments of Revolving Loans hereunder proceeds of excess targeted balances held in such designated account at the Agent, which cash management arrangement is subject to such agreement(s) and on such terms acceptable to the Agent in its sole discretion.

“Tax” shall mean any tax, levy, impost, duty, deduction, withholding or charges of whatever nature required to be paid by Agent to be withheld or deducted from any payment otherwise required hereby to be made by a Borrower to Agent; provided, that the term “Tax” shall not include any taxes imposed upon the net income of Agent.

18

“Term SOFR” shall mean a per annum rate equal to the one month Term SOFR Screen Rate two (2) U.S. Government Securities Business Days prior to (a) in the case of Term SOFR Loans, the first day of each calendar month, or (b) with respect to Base Rate Loans, such day of determination of the Base Rate, (or if such rate is not published prior to 11:00 a.m. on the determination date, the applicable Term SOFR Screen Rate on the U.S. Government Securities Business Day immediately prior thereto), plus the SOFR Adjustment; provided, that in no event shall Term SOFR be less than zero (0).

“Term SOFR Loan” shall mean a Loan that bears interest based on Term SOFR.

“Term SOFR Screen Rate” shall mean the forward-looking SOFR term rate administered by CME (or any successor administrator satisfactory to Agent) and published on the applicable Reuters screen page (or such other commercially available source providing such quotations as may be designated by Agent from time to time).

“Title Insurance Policy” means a mortgagee’s loan policy, in form and substance reasonably satisfactory to Agent, together with all endorsements made from time to time thereto to the extent available in the applicable jurisdiction, issued to Agent by or on behalf of a title insurance company selected by or otherwise reasonably satisfactory to Agent, insuring the Lien created by a Mortgage in an amount and on terms and with such endorsements (to the extent available in the applicable jurisdiction) reasonably satisfactory to Agent, delivered to Agent.

“UK Financial Institution” means any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended form time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person falling within IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.

“UK Resolution Authority” means the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.

“U.S. Government Securities Business Day” shall mean any Business Day, except any day on which the Securities Industry and Financial Markets Association, New York Stock Exchange or FRBNY is not open for business because the day is a legal holiday under New York law or U.S. federal law.

“Write-Down and Conversion Powers” means, (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom,  any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution  or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to

19

suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.

1(A)Accounting Terms.  Under the Agreement and the Other Agreements (the “Loan Documents”) (except as otherwise specified therein), all accounting terms shall be interpreted, all accounting determinations shall be made, and all financial statements shall be prepared, in accordance with GAAP applied on a basis consistent with AMCON’s audited financial statements delivered to Agent before the Closing Date and using the same inventory valuation method as used in such financial statements, except for any change required or permitted by GAAP if Borrowers’ certified public accountants concur in such change, the change is disclosed to Agent, and all relevant provisions of the Loan Documents are amended in a manner satisfactory to Requisite Lenders to take into account the effects of the change.

2.LOANS.
(a)Revolving Loans.  Subject to the terms and conditions of this Agreement and the Other Agreements, during the Original Term, each Lender, severally and not jointly, agrees absent the occurrence of an Event of Default, to make its Pro Rata Share of revolving loans and advances (the “Revolving Loans”) requested by Borrower Representative on behalf of each Borrower up to such Lender’s Revolving Loan Commitment so long as after giving effect to such Revolving Loans, the sum of the aggregate unpaid principal balance of the Revolving Loans and the Letter of Credit Obligations does not exceed an amount up to the sum of the following sublimits (the “Revolving Loan Limit”):
(i)eighty-five percent (85%) of the face amount (less maximum discounts, credits and allowances which may be taken by or granted to Account Debtors in connection therewith in the ordinary course of Borrowers’ business) of Borrowers’ Eligible Accounts; plus
(ii)the lesser of (x) eighty-five percent (85%) of the lower of cost or market value of Eligible Cigarette Inventory or (y) Twenty Million and No/100 Dollars ($20,000,000.00); plus
(iii)the lesser of seventy percent (70%) of the lower of cost or market value of Eligible Inventory (consisting solely of Eligible Inventory other than Eligible Cigarette Inventory set forth in clause (ii) above); plus
(iv)the sum of the lesser of: (a) seventy-five percent (75%) of the fair market value of all Eligible Real Property and (b) $15,000,000.00 (the “Real Property Sublimit”); provided that the portion of the Real Property Sublimit, solely as it relates to the amount of eligibility for a particular parcel of Eligible Real Property, shall be reduced by the required scheduled reductions applicable to the corresponding Real Property Loan in accordance with Section 2(b)(iii) herein; it being understood and agreed that such required reductions of availability allocated to a particular parcel of Eligible Real Property shall not act to increase borrowing availability under this Agreement insofar as the borrowing base hereunder consists of Eligible Real Property; plus
(v)the FILO Amount; minus
20

(vi)such reserves as Agent elects, in its sole discretion to establish from time to time, including without limitation, a reserve with respect to Rate Hedging Obligations and Letter of Credit Obligations;

provided, that the Revolving Loan Limit shall in no event exceed Forty Million and No/100 Dollars ($40,000,000.00) (the “Maximum Revolving Loan Limit”) except as such amount may be increased or, following the occurrence of an Event of Default, decreased by Agent from time to time, in Agent’s sole discretion.  The aggregate unpaid principal balance of the Revolving Loans shall not at any time exceed the lesser of the (i) Revolving Loan Limit minus the Letter of Credit Obligations and (ii) the Maximum Revolving Loan Limit minus the Letter of Credit Obligations.  If at any time the outstanding Revolving Loans exceeds either the Revolving Loan Limit or the Maximum Revolving Loan Limit (including, as a result of a scheduled reduction in the FILO Amount), in each case minus the Letter of Credit Obligations, or any portion of the Revolving Loans and Letter of Credit Obligations exceeds any applicable sublimit within the Revolving Loan Limit (the “Overadvance”), Borrowers shall immediately, and without the necessity of demand by Agent, pay to Agent such amount as may be necessary to eliminate such Overadvance and Agent shall apply such payment to the Revolving Loans in such order as Agent shall determine in its sole discretion. All Revolving Loans outstanding from time to time up to the FILO Amount shall be deemed to be outstanding FILO Loans for all purposes under this Agreement.

Notwithstanding the foregoing, the Borrower Representative may request an increase in (the “Increase”) the Revolving Loan Commitment by up to $5,000,000 by notice to the Agent and the Lenders in writing that it wishes to request such an Increase.  The Increase shall become effective not less than twenty (20) Business Days after the date such notice is received by the Agent and the Lenders, so long as (a) no Event of Default or unmatured Event of Default is in existence on such date and (b) either (i) the then-existing Lenders agree to increase their Revolving Loan Commitments by the aggregate amount of such Increase, (ii) other third party financial institutions reasonably acceptable to the Agent and the Borrowers (“New Lenders”) agree to provide new Revolving Loan Commitments in the aggregate amount of such Increase or (iii) a combination of then-existing Lenders and New Lenders agree to provide the aggregate amount of such Increase by increasing their Revolving Loan Commitments or providing new Revolving Loan Commitments, as applicable.  The then-existing Lenders shall have the first right of refusal to provide such Increase for a period of fifteen (15) Business Days after receipt by the Agent and the Lenders of the written notice described above; provided, however, that (i) no Lender shall be obligated to provide an Increase as a result of any such request by the Borrower Representative, and (ii) any additional New Lender shall be subject to the approval of the Agent and the Borrowers (which approval shall not be unreasonably withheld).  In the event of over-subscription, the pro rata shares of each such Person in the Increase shall be determined by the Agent.  Any Increase shall be effected by an amendment to this Agreement.  In each case, the Borrowers will issue to each affected Lender new notes upon request of such Lender.  Any Increase in the aggregate Revolving Loan Commitment shall also constitute an increase in the Maximum Revolving Loan Limit by a like amount.

Neither Agent nor any Lender shall be responsible for any failure by any other Lender to perform its obligations to make Revolving Loans hereunder, and the failure of any Lender to make its Pro Rata Share of any Revolving Loan hereunder shall not relieve any other Lender of its obligation, if any, to make its Pro Rata Share of any Revolving Loans hereunder.

21

If Borrower Representative, on behalf of any Borrower, makes a request for a Revolving Loan as provided herein Agent, at its option and in its sole discretion, shall do either of the following:

(i)advance the amount of the proposed Revolving Loan to such Borrower disproportionately (a “Disproportionate Advance”) out of Agent’s own funds on behalf of Lenders, which advance shall be on the same day as  Borrower Representative’s request therefor with respect to Base Rate Loans if Borrower Representative notifies Agent of such request by 12:00 p.m., Chicago time on such day, and request settlement in accordance with Section 19 hereof such that upon such settlement each Lender’s share of the outstanding Revolving Loans (including, without limitation, the amount of any Disproportionate Advance) equals its Pro Rata Share; or
(ii)Notify each Lender by telecopy, electronic mail or other similar form of teletransmission of the proposed advance on the same day Agent is notified or deemed notified by Borrower Representative of such Borrower’s request for an advance pursuant to this Section 2(a).  Each Lender shall remit, to the demand deposit account designated by a Borrower at or prior to 3:00 P.M., Chicago time, on the date of notification, if such notification is made before 1:00 P.M., Chicago time, or 10:00 A.M., Chicago time, on the Business Day immediately succeeding the date of such notification, if such notification is made after 1:00 P.M., Chicago time, immediately available funds in an amount equal to such Lender’s Pro Rata Share of such proposed advance.

If and to the extent that a Defaulting Lender does not settle with Agent as required under this Agreement Borrowers and Defaulting Lender severally agree to repay to Agent forthwith on demand such amount required to be paid by such Defaulting Lender to Agent, together with interest thereon, for each day from the date such amount is made available to a Borrower until the date such amount is repaid to Agent (x) in the case of a Defaulting Lender at the Federal Funds Rate, and (y) in the case of Borrowers, at the interest rate applicable at such time for such Loans; provided, that Borrowers’ obligation to repay such advance to Agent shall not relieve such Defaulting Lender of its liability to Agent for failure to settle as provided in this Agreement.

Each Borrower hereby authorizes Agent, in its sole discretion, to charge any of such Borrower’s accounts or advance Revolving Loans to make any payments of principal, interest, fees, costs or expenses required to be made under this Agreement or the Other Agreements.

A request for a Revolving Loan shall be made or shall be deemed to be made, each in the following manner: the Borrower Representative, on behalf of the Borrower requesting such Revolving Loan, shall give Agent same day notice, no later than 12:00 p.m. (Chicago time) for such day, of its request for a Revolving Loan, in which notice the Borrower Representative shall specify the amount of the proposed borrowing and the proposed borrowing date; provided, however, that no such request may be made at a time when there exists an Event of Default or an event which, with the passage of time or giving of notice, will become an Event of Default.  In the event that a Borrower maintains a controlled disbursement account at BMO, each check presented for payment against such controlled disbursement account and any other charge or request for payment against such controlled disbursement account shall constitute a request for a Revolving Loan as a Base Rate Loan.  As an accommodation to Borrowers, Agent may permit telephone

22

requests for Revolving Loans and electronic transmittal of instructions, authorizations, agreements or reports to Agent by Borrower Representative, on behalf of Borrowers.  Unless Borrower Representative specifically directs Agent in writing not to accept or act upon telephonic or electronic communications from Borrower Representative, Agent shall have no liability to Borrowers for any loss or damage suffered by  Borrower Representative or any Borrower as a result of Agent’s honoring of any requests, execution of any instructions, authorizations or agreements or reliance on any reports communicated to it telephonically or electronically and purporting to have been sent to Agent by Borrower Representative and Agent shall have no duty to verify the origin of any such communication or the authority of the Person sending it.

Each Borrower hereby irrevocably authorizes Agent to disburse the proceeds of each Revolving Loan requested by Borrower Representative, or deemed to be requested by Borrower Representative, as follows: the proceeds of each Revolving Loan requested under Section 2(a) shall be disbursed by Agent in lawful money of the United States of America in immediately available funds, in the case of the initial borrowing, in accordance with the terms of the written disbursement letter from Borrower Representative, and in the case of each subsequent borrowing, by wire transfer or Automated Clearing House (ACH) transfer to such bank account as may be agreed upon by  Borrower Representative and Agent from time to time, or elsewhere if pursuant to a written direction from Borrower Representative.

(b)Repayments.  The Liabilities shall be repaid as follows:
(i)Repayment of Revolving Loans.  The Revolving Loans and all other Liabilities shall be repaid on the last day of the Original Term.
(ii)Mandatory Prepayments and Reductions in Availability.
(A)Sales of Assets and/or Equity Interests.  Upon receipt of the proceeds of the sale or other disposition of any Equipment (other than Excluded Assets to the extent the proceeds of such Excluded Assets are required to be used to pay other indebtedness permitted hereby) or real property of a Borrower which is subject to a mortgage in favor of Agent, or if any of the Equipment (other than Excluded Assets to the extent the proceeds of such Excluded Assets are required to be used to pay other indebtedness permitted hereby) or real property subject to such mortgage is damaged, destroyed or taken by condemnation in whole or in part, the proceeds thereof shall be paid by such Borrower to Agent, for the benefit of Agent and Lenders, such payment to be applied against the Liabilities, as determined by Agent, in its sole discretion.
(B)Raising of Equity/Incurrence of Debt.  In the event any Borrower causes any equity to be contributed to it, receives any equity contributions or incurs indebtedness (other than indebtedness permitted under Section 13(b)(iii)) then the proceeds thereof shall be applied against the other Liabilities, as determined by Agent, in its sole discretion, excluding (1) any such equity contributions received on the Closing Date (2) that portion of the Intercompany Loans received on the Closing Date in an amount not to exceed $15,000,000, and
23

(3) that portion of the BofA Equipment Leasing Indebtedness received on the Closing date in an amount not to exceed $7,000,000.
(iii)Real Property Loans.  For each Real Property Loan, beginning on the first calendar day of the month following an advance for the inclusion of Eligible Real Property or After Acquired Real Property, that portion of availability under the Real Property Sublimit allocated for such parcel shall be reduced in the amount of 1/80th of the original principal amount of such Loan on a quarterly basis.
(iv)FILO Application. Any payment of Liabilities in respect of Revolving Loans shall be applied first to Liabilities outstanding under Revolving Loans that are not FILO Loans (including principal, interest and fees) until repaid in full, and then to Liabilities outstanding under FILO Loans.
(c)Notes.  The Loans shall, in Agent’s and Lenders’ sole discretion, be evidenced by one or more promissory notes in form and substance satisfactory to each Lender.  However, if such Loans are not so evidenced, such Loans may be evidenced solely by entries upon the books and records maintained by Agent and each Lender.
(d)Sweep to Loan Arrangement.
(i)The Borrowers acknowledge and agree that any Revolving Loans made pursuant to a Sweep to Loan Arrangement in accordance with this Section 2(d)(i) constitutes a request for credit extension submitted by the Borrower Representative and shall be deemed to be a representation and warranty by the Borrowers that the conditions specified in Section 17 have been satisfied on and as of the date of the applicable credit extension.
(ii)So long as a Sweep to Loan Arrangement is in effect, and subject to the terms and conditions thereof, Revolving Loans may be advanced and prepaid hereunder notwithstanding any notice, minimum amount, or funding and payment location requirements hereunder for any Revolving Loan borrowing or for any prepayment of any Revolving Loans. The making of any such Revolving Loans shall otherwise be subject to the other terms and conditions of this Agreement. All other Revolving Loans shall be (x) made upon notice given in accordance with Section 4(b) and (y) prepaid in accordance with Section 2(b).
(iii)The Agent shall have the right in its sole discretion to suspend or terminate the making and/or prepayment of Revolving Loans pursuant to such Sweep to Loan Arrangement with notice to the Borrower Representative (which may be provided on a same-day basis), whether or not any Default or Event of Default exists; provided that, no notice need be given by the Agent upon the occurrence or during the continuance of an Event of Default.
(iv)The Agent shall not be liable to the Borrowers or any other Person for any losses directly or indirectly resulting from events beyond the Agent’s reasonable control, including any interruption of communications or data processing services or legal
24

restriction or for any special, indirect, consequential or punitive damages in connection with any Sweep to Loan Arrangement.
(e)Borrower Representative.  Each Borrower hereby designates Borrower Representative as its representative and agent on its behalf for the purposes of issuing borrowing requests, giving instructions with respect to the disbursement of the proceeds of the Loans, selecting interest rate options, requesting Letters of Credit, giving and receiving all other notices and consents hereunder or under any of the Other Agreements and taking all other actions (including in respect of compliance with covenants) on behalf of any Borrower or Borrowers under this Agreement and the Other Agreements.  Borrower Representative hereby accepts such appointment.  Agent and each Lender may regard any notice or other communication pursuant to this Agreement or any Other Agreement from Borrower Representative as a notice or communication from all Borrowers.  Each warranty, covenant, agreement and undertaking made on a Borrower’s behalf by Borrower Representative shall be deemed for all purposes to have been made by such Borrower and shall be binding upon and enforceable against such Borrower to the same extent as it if the same had been made directly by such Borrower.
3.LETTERS OF CREDIT.
(a)General Terms.  Subject to the terms and conditions of this Agreement and the Other Agreements, during the Original Term, Agent shall, absent the existence of an Event of Default, from time to time issue, cause to be issued and co-sign for or otherwise guarantee, upon the  request of Borrower Representative, on behalf of a Borrower, commercial and/or standby Letters of Credit; provided, that the aggregate undrawn face amount of all such Letters of Credit shall at no time exceed $2,500,000.  Payments made by the issuer of a Letter of Credit to any Person on account of any Letter of Credit shall be immediately payable by such Borrower without notice, presentment or demand and each Borrower agrees that each payment made by the issuer of a Letter of Credit in respect of a Letter of Credit shall constitute a request by Borrower Representative, on behalf of such Borrower, for a Loan to reimburse such issuer. In the event such Loan is not advanced by Agent or Lenders for any reason, such reimbursement obligations (whether owing to the issuer of the Letter of Credit or Agent or Lenders) shall become part of the Liabilities hereunder and shall bear interest at the rate then applicable to Revolving Loans constituting Base Rate Loans until repaid. Borrowers shall remit to Agent, for the benefit of Lenders, a Letter of Credit fee equal to the then Applicable Margin per annum on the aggregate undrawn face amount of all Letters of Credit outstanding, which fee shall be payable monthly in arrears on the last Business Day of each month.  Borrowers shall also pay on demand the normal and customary administrative charges of the issuer of the Letter of Credit for issuance, amendment, negotiation, renewal or extension of any Letter of Credit and a fronting fee to the issuer of the Letter of Credit in the amount of 0.125% of the face amount of all Letters of Credit.
(b)Requests for Letters of Credit.  Borrower Representative, on behalf of each Borrower, shall make requests for Letters of Credit in writing at least three (3) Business Days prior to the date such Letter of Credit is to be issued.  Each such request shall specify the date such Letter of Credit is to be issued, the amount thereof, the name and address of the beneficiary thereof and a description of the transaction to be supported thereby.  Any such notice shall be accompanied by the form of Letter of Credit requested and any application or reimbursement agreement required by the issuer of such Letter of Credit.  If any term of such application or reimbursement agreement
25

is inconsistent with this Agreement, then the provisions of this Agreement shall control to the extent of such inconsistency.
(c)Obligations Absolute.  Each Borrower shall be obligated to reimburse the issuer of any Letter of Credit, or Agent and/or Lenders if Agent and/or Lenders have reimbursed such issuer on a Borrower’s behalf, for any payments made in respect of any Letter of Credit, which obligation shall be unconditional and irrevocable and shall be paid regardless of:  (i) any lack of validity or enforceability of any Letter of Credit, (ii) any amendment or waiver of or consent or departure from all or any provisions of any Letter of Credit, this Agreement or any Other Agreement, (iii) the existence of any claim, set off, defense or other right which a Borrower or any other Person may have against any beneficiary of any Letter of Credit or Agent, any Lender or issuer of the Letter of Credit, (iv) any draft or other document presented under any Letter of Credit proving to be forged, fraudulent, invalid, or insufficient in any respect or any statement therein being untrue or inaccurate in any respect, (v) any payment under any Letter of Credit against presentation of a draft or other document that does not comply with the terms of such Letter of Credit, and (vi) any other act or omission to act or delay of any kind of the issuer of such Letter of Credit, Agent, any Lender or any other Person or any other event or circumstance that might otherwise constitute a legal or equitable discharge of a Borrower’s obligations hereunder.  It is understood and agreed by each Borrower that the issuer of any Letter of Credit may accept documents that appear on their face to be in order without further investigation or inquiry, regardless of any notice or information to the contrary.
(d)Expiration Dates of Letters of Credit.  The expiration date of each Letter of Credit shall be no later than the earlier of (i) one (1) year from the date of issuance and (ii) the thirtieth (30th) day prior to the end of the Original Term.  Notwithstanding the foregoing, a Letter of Credit may provide for automatic extensions of its expiration date for one or more one (1) year periods, so long as the issuer thereof has the right to terminate the Letter of Credit at the end of each one (1) year period and no extension period extends past the thirtieth (30th) day prior to the end of the Original Term.
(e)Participation.  Immediately upon the issuance of a Letter of Credit in accordance with this Agreement, each Lender shall be deemed to have irrevocably and unconditionally purchased and received from Agent, without recourse or warranty, an undivided interest and participation therein to the extent of such Lender’s Pro Rata Share (including, without limitation, all obligations of Borrowers with respect thereto).  Each Borrower hereby indemnifies Agent and each Lender against any and all liability and expense it may incur in connection with any Letter of Credit and agrees to reimburse Agent and each Lender for any payment made by Agent or any Lender to the issuer.
4.INTEREST, FEES AND CHARGES.
(a)Interest Rates.  Agent does not warrant or accept responsibility, nor shall it have any liability with respect to, administration, submission or any other matter related to any reference rate referred to herein or in the Loan Agreement, nor with respect to any rate (including, for the avoidance of doubt, the selection of such rate and any related spread or other adjustment) that is an alternative, replacement or successor to such rate (including any Successor Rate), or any component thereof, or the effect of any of the foregoing, or of any Conforming Changes.  The
26

Agent and its affiliates or other related entities may engage in transactions or other activities that affect any reference rate referred to herein, or any alternative, successor or replacement rate (including, without limitation, any Successor Rate) (or any component of any of the foregoing) or any related spread or other adjustments thereto, in each case, in a manner adverse to the Borrowers. Agent may select information source(s) in its discretion to ascertain any reference rate referred to herein or any alternative, successor or replacement rate (including any Successor Rate), or any component thereof, in each case pursuant to the terms hereof, and shall have no liability to any Lender, any Borrower or other Person for damages of any kind, including direct or indirect, special, punitive, incidental or consequential damages, costs, losses or expenses (whether in tort, contract or otherwise, and whether at law or in equity) for any error or other act or omission related to or affecting the selection, determination or calculation of any rate (or component thereof) provided by such information source or service.
(b)Borrowings, Conversions and Prepayments of Loans.  In addition to any other borrowing or prepayment requirements set forth in the Loan Agreement:
(i)Notice of Borrowing of Loans. For any Borrowing, or conversion of a Term SOFR Loan, Borrower Agent shall deliver a Notice of Borrowing or Notice of Conversion, as applicable, to Agent by noon at least three (3) Business Days prior to the requested funding date. For any Borrowing, or conversion of a Base Rate Loan, Borrower Agent shall deliver a Notice of Borrowing or Notice of Conversion, as applicable, to Agent by noon at least one (1) Business Days prior to the requested funding date. Notices received by Agent after such time shall be deemed received on the next Business Day.  Each such notice shall be irrevocable and must specify (A) the amount, (B) the requested funding date (which must be a Business Day), and (C) whether such Borrowing or conversion is to be made as a Term SOFR Loan or a Base Rate Loan.  Each Borrowing of Loans when made shall be in a minimum amount of $1,000,000, plus an increment of $100,000 in excess thereof.
(ii)Reserved.
(iii)Voluntary Prepayment of Loans.  Loans may be prepaid from time to time, without penalty or premium, pursuant to a notice of prepayment to Agent, delivered at least three (3) Business Days prior to prepayment of the Loan; provided, that no such notice shall be required for payments effected through sweeps from the Dominion Account.
(iv)Conforming Changes.  Agent may make Conforming Changes from time to time with respect to SOFR, Term SOFR or any Successor Rate.  Notwithstanding anything to the contrary in any Loan Document, any amendment implementing such changes shall be effective without further action or consent of any other party to any Loan Document.  Agent shall post each amendment to Borrower Agent and Lenders promptly after it becomes effective.
(c)Interest.  Subject to the provisions of the Loan Agreement with respect to default interest, each Term SOFR Loan shall bear interest at Term SOFR, plus the Applicable Margin.  Interest on each Term SOFR Loan shall be due and payable in arrears on the first day of
27

each month with respect to interest accrued through the last day of the immediately preceding month and at such other times and in such manner as specified in the Loan Agreement.
(d)Computations.  Computations of interest for Base Rate Loans shall be computed for actual days elapsed, based on a year of 365 or 366 days, as applicable.  All other interest, as well as fees and other charges calculated on a per annum basis, shall be computed for actual days elapsed, based on a year of 360 days.  Each determination by Agent of an interest rate or fee shall be conclusive and binding for all purposes, absent manifest error.
(e)Inability to Determine Rates; Successor Rates.
(i)Inability to Determine Rate.  If in connection with any request for a Term SOFR Loan or a conversion to a Term SOFR Loan, as applicable, (A) Agent determines (which determination shall be conclusive absent manifest error) that (I) no Successor Rate has been determined in accordance with Section 4(e)(ii), and the circumstances under Section 4(e)(ii)(A) or the Scheduled Unavailability Date has occurred (as applicable), or (II) adequate and reasonable means do not otherwise exist for determining Term SOFR, or (B) Agent or Requisite Lenders determine that for any reason Term SOFR does not adequately and fairly reflect the cost to such Lenders of funding such Loan, Agent will promptly so notify Borrowers and Lenders.  Thereafter, the obligation of Lenders to make, maintain or convert Base Rate Loans to Term SOFR Loans shall be suspended (to the extent of the affected Term SOFR Loans).  Upon receipt of such notice, (x) Borrowers may revoke any pending request for a Borrowing or conversion of Term SOFR Loans (to the extent of the affected Term SOFR Loans) or, failing that, will be deemed to have converted such request into a request for Base Rate Loans, and (y) any outstanding Term SOFR Loans shall convert to Base Rate Loans.
(ii)Successor Rates.  Notwithstanding anything to the contrary in any Loan Document, if Agent determines (which determination shall be conclusive absent manifest error), or Borrower Agent or Requisite Lenders notify Agent (with, in the case of the Requisite Lenders, a copy to Borrower Agent) that Borrowers or Requisite Lenders (as applicable) have determined, that:
(A)adequate and reasonable means do not exist for ascertaining Term SOFR, including because the Term SOFR Screen Rate is not available or published on a current basis, and such circumstances are unlikely to be temporary; or
(B)CME or any successor administrator of the Term SOFR Screen Rate or a Governmental Authority having jurisdiction over Agent, CME or such administrator with respect to its publication of Term SOFR, in each case acting in such capacity, has made a public statement identifying a specific date after which Term SOFR or the Term SOFR Screen Rate shall or will no longer be made available, or permitted to be used for determining the interest rate of U.S. dollar denominated syndicated loans, or shall or will otherwise cease, provided, that at the time of such statement, there is no successor administrator satisfactory to Agent that will continue to provide Term SOFR after such specific date (the latest date on
28

which Term SOFR or the Term SOFR Screen Rate are no longer available permanently or indefinitely, “Scheduled Unavailability Date”);

then, on a date and time determined by Agent (any such date, “Term SOFR Replacement Date”), which date shall be the relevant interest payment date, as applicable, for interest calculated and, solely with respect to clause (B) above, no later than the Scheduled Unavailability Date, Term SOFR will be replaced hereunder and under any other applicable Loan Document with Daily Simple SOFR plus the SOFR Adjustment for any payment period for interest calculated that can be determined by Agent, in each case, without any amendment to, or further action or consent of any other party to any Loan Document (“Successor Rate”).  If the Successor Rate is Daily Simple SOFR plus the SOFR Adjustment, all interest will be payable on a monthly basis.

Notwithstanding anything to the contrary herein, (1) if Agent determines that neither of the alternatives in clauses (I) and (II) above is available on or prior to the Term SOFR Replacement Date or (2) if the events or circumstances of the type described in Section (e)(ii)(A) or (B) above have occurred with respect to the Successor Rate then in effect, then in each case, Agent and Borrower Agent may amend this Agreement solely for the purpose of replacing Term SOFR or any then current Successor Rate in accordance with this Section, relevant interest payment date or payment period for interest calculated, as applicable, with an alternative benchmark rate giving due consideration to any evolving or then existing convention for similar U.S. dollar denominated syndicated credit facilities for such alternative benchmarks and, in each case, including any mathematical or other adjustments to such benchmark giving due consideration to any evolving or then existing convention for similar U.S. dollar denominated syndicated credit facilities for such benchmarks, which adjustment or method for calculating such adjustment shall be published on an information service selected by Agent from time to time in its discretion and may be periodically updated. For the avoidance of doubt, any such proposed rate and adjustments shall constitute a Successor Rate. Any such amendment shall become effective at 5:00 p.m. on the fifth Business Day after Agent posts such proposed amendment to all Lenders and Borrowers unless, prior to such time, Requisite Lenders deliver to Agent written notice that Requisite Lenders object to the amendment.

Agent will promptly (in one or more notices) notify Borrowers and Lenders of implementation of any Successor Rate.  A Successor Rate shall be applied in a manner consistent with market practice; provided, that to the extent market practice is not administratively feasible for Agent, the Successor Rate shall be applied in a manner as otherwise reasonably determined by Agent.  Notwithstanding anything else herein, if at any time any Successor Rate as so determined would otherwise be less than zero (0), the Successor Rate will be deemed to be zero (0) for all purposes of the Loan Documents.

(f)Fees And Charges.
(i)Fee Letters. Borrowers shall pay all fees set forth in any fee letter executed in connection with this Agreement.
(ii)Unused Line Fee:  Borrowers shall jointly and severally pay to Agent, for the benefit of Lenders, an unused line fee of one quarter of one percent (0.25%) of the difference between the Maximum Revolving Loan Limit and the average daily
29

balance of the Revolving Loans plus the Letter of Credit Obligations for each month, which fee shall be fully earned by Lenders and payable monthly in arrears on the first Business Day of each month.  Said fee shall be calculated on the basis of a year of 365 or 366 days, as the case may be, and actual days elapsed.
(iii)Reserved,
(iv)Costs and Expenses:  Borrowers shall reimburse Agent for all costs and expenses, including, without limitation, legal expenses and reasonable attorneys’ fees (whether for internal or outside counsel), incurred by Agent in connection with the (i) documentation and consummation of this transaction and any other transactions among Borrowers, Agent  and Lenders, including, without limitation, Uniform Commercial Code and other public record searches and filings, overnight courier or other express or messenger delivery, appraisal costs, surveys, title insurance and environmental audit or review costs; (ii) collection, protection or enforcement of any rights in or to the Collateral; (iii) collection of any Liabilities; and (iv) administration and enforcement of any of Agent’s and/or any Lender’s rights under this Agreement or any Other Agreement (including, without limitation, any costs and expenses of any third party provider engaged by Agent for such purposes).  Borrowers shall also pay all normal service charges with respect to all accounts maintained by each Borrower with BMO and any additional services requested by a Borrower from BMO.  All such costs, expenses and charges shall, if owed to BMO, be reimbursed by Agent and Lenders and in such event, or in the event such costs and expenses are owed to Agent or a Lender, shall constitute Liabilities hereunder, shall be payable by Borrowers to Agent on demand, and, until paid, shall bear interest at the highest rate then applicable to Loans hereunder. In addition, following the occurrence of an Event of Default, Borrowers shall reimburse each Lender for all costs and expenses, including, without limitation, legal expenses and reasonable attorneys’ fees, incurred by such Lender in connection with the (i) collection, protection or enforcement of any rights in or to the Collateral; (ii) collection of any Liabilities; and (iii) administration and enforcement of any of Lenders’ rights under this Agreement.
(v)Capital Adequacy Charge.  If Agent or any Lender shall have determined that the adoption of any law, rule or regulation regarding capital adequacy, or any change therein or in the interpretation or application thereof, or compliance by Agent or such Lender with any request or directive regarding capital adequacy (whether or not having the force of law) from any central bank or governmental authority enacted after the date hereof, does or shall have the effect of reducing the rate of return on such party’s capital as a consequence of its obligations hereunder to a level below that which Agent or such Lender could have achieved but for such adoption, change or compliance (taking into consideration such party’s policies with respect to capital adequacy) by a material amount, then from time to time, after submission by Agent to Borrower Representative of a written demand therefor (“Capital Adequacy Demand”) together with the certificate described below, Borrowers shall pay to such party such additional amount or amounts (“Capital Adequacy Charge”) as will compensate such party for such reduction, such Capital Adequacy Demand to be made with reasonable promptness following such determination.  A certificate of Agent or such Lender claiming entitlement to payment as set forth above shall be conclusive in the absence of manifest error.  Such certificate shall set forth the
30

nature of the occurrence giving rise to such reduction, the amount of the Capital Adequacy Charge to be paid to Agent or such Lender, and the method by which such amount was determined.  In determining such amount, the applicable party may use any reasonable averaging and attribution method, applied on a non-discriminatory basis.
(g)Maximum Interest.  It is the intent of the parties that the rate of interest and other charges to each Borrower under this Agreement and the Other Agreements shall be lawful; therefore, if for any reason the interest or other charges payable under this Agreement are found by a court of competent jurisdiction, in a final determination, to exceed the limit which Agent or any Lender may lawfully charge such Borrower, then the obligation to pay interest and other charges shall automatically be reduced to such limit and, if any amount in excess of such limit shall have been paid, then such amount shall be refunded to such Borrower.
(h)AHYDO Prepayment.

AHYDO Prepayment.  Notwithstanding any provision of this Agreement to the contrary, if, at the end of each Accrual Period ending after the fifth (5th) anniversary of the Closing Date, the Borrower determines in its sole discretion that the amount of any accrued but unpaid original issue discount (as determined for U.S. federal income tax purposes and including any discount attributable to any fees, expense reimbursements or other payments to the Lender that may be treated for such purposes as a reduction in the “issue price” of the Loan as determined under Section 1.1273-2(a)(1) of the Treasury Regulations) exceeds the product of (i) the issue price (as defined in Sections 1273(b) and 1274(a) of the Code and the regulations promulgated thereunder) and (ii) the yield to maturity (interpreted in accordance with Section 163(i) of the Code) (the “Maximum Amount”), then an amount not less than the amount required to reduce the accrued but unpaid original issue discount at the end of such period to an amount less than the Maximum Amount (the “AHYDO Catch-Up Payment”) shall be paid in cash at such time; for the avoidance of doubt, the parties agree that such AHYDO Catch-Up Payments, as calculated pursuant to the preceding clause, shall be in an amount necessary so that the Loans will not be classified as “applicable high yield debt obligations” under Section 163(i) of the Code). For the purposes of the immediately preceding sentence, “Accrual Period” shall have the meaning assigned to it in Sections 163(i)(2) and 1272(a)(5) of the Code and Treasury Regulations Section 1.1272-1(b)(1)(ii) and, to the extent permitted under such Sections of the Code, the parties shall select quarterly Accrual Periods with respect to the Loans. It is the intent of the Borrower and the Lenders that Section 163(e)(5) of the Code not apply to the Loans and the provisions of this Agreement shall be applied consistently therewith.

“AHYDO Payment” shall mean any mandatory prepayment or redemption pursuant to the terms of any Indebtedness in an amount that is intended or designed to cause such Indebtedness not to be treated as an “applicable high yield discount obligation” within the meaning of Section 163(i) of the Code.

31

5.COLLATERAL.
(a)Grant of Security Interest to Agent.  As security for the payment of all Loans now or in the future made by Agent and Lenders to Borrowers hereunder and for the payment or other satisfaction of all other Liabilities, each Borrower hereby pledges and collaterally assigns to Agent, for the benefit of Agent and Lenders, and grants to Agent, for the benefit of Agent and Lenders, a continuing security interest in the following property of such Borrower, whether now or hereafter owned, existing, acquired or arising and wherever now or hereafter located:  (a) all Accounts (whether or not Eligible Accounts) and all Goods whose sale, lease or other disposition by such Borrower has given rise to Accounts and have been returned to, or repossessed or stopped in transit by, such Borrower; (b) all Chattel Paper, Instruments, Documents and General Intangibles (including, without limitation, all patents, patent applications, trademarks, trademark applications, trade names, trade secrets, goodwill, copyrights, copyright applications, registrations, licenses, software, franchises, customer lists, tax refund claims, claims against carriers and shippers, guarantee claims, contract rights, payment intangibles, security interests, security deposits and rights to indemnification); (c) all Inventory (whether or not Eligible Inventory); (d) all Goods (other than Inventory), including, without limitation, Equipment, vehicles and Fixtures; (e) all Investment Property; (f) all Deposit Accounts, bank accounts, deposits and cash; (g) all Letter-of-Credit Rights; (h) Commercial Tort Claims listed on Exhibit C hereto, (i) any other property of such Borrower now or hereafter in the possession, custody or control of Agent or any Lender or any agent or any parent, affiliate or subsidiary of Agent or any Lender or any participant with any Lender in the Loans, for any purpose (whether for safekeeping, deposit, collection, custody, pledge, transmission or otherwise); (j) all Eligible Real Property (including After Acquired Real Property that constitutes Eligible Real Property); and (k) all additions and accessions to, substitutions for, and replacements, products and Proceeds of the foregoing property, including, without limitation, proceeds of all insurance policies insuring the foregoing property, and all of such Borrower’s books and records relating to any of the foregoing and to such Borrower’s business; provided, however, that in no event shall the foregoing pledge, assignment or grant of a security interest extend to any Excluded Assets.
(b)Other Security.  Agent, in its sole discretion, without waiving or releasing any obligation, liability or duty of a Borrower under this Agreement or the Other Agreements or any Event of Default, may at any time or times hereafter, but shall not be obligated to, pay, acquire or accept an assignment of any security interest, lien, encumbrance or claim asserted by any Person in, upon or against the Collateral.  All sums paid by Agent in respect thereof and all costs, fees and expenses including, without limitation, reasonable attorney fees, all court costs and all other charges relating thereto incurred by Agent shall constitute Liabilities, payable by Borrowers to Agent on demand and, until paid, shall bear interest at the highest rate then applicable to Loans hereunder.
(c)Possessory Collateral.  Immediately upon a Borrower’s receipt of any portion of the Collateral evidenced by an agreement, Instrument or Document, including, without limitation, any Tangible Chattel Paper and any Investment Property consisting of certificated securities, such Borrower shall deliver the original thereof to Agent together with an appropriate endorsement or other specific evidence of assignment thereof to Agent (in form and substance acceptable to Agent).  If an endorsement or assignment of any such items shall not be made for
32

any reason, Agent is hereby irrevocably authorized, as each Borrower’s attorney and agent-in-fact, to endorse or assign the same on such Borrower’s behalf.
(d)Electronic Chattel Paper.  To the extent that a Borrower obtains or maintains any Electronic Chattel Paper, such Borrower shall create, store and assign the record or records comprising the Electronic Chattel Paper in such a manner that (i) a single authoritative copy of the record or records exists which is unique, identifiable and except as otherwise provided in clauses (iv), (v) and (vi) below, unalterable, (ii) the authoritative copy identifies Agent as the assignee of the record or records, (iii) the authoritative copy is communicated to and maintained by the Agent or its designated custodian, (iv) copies or revisions that add or change an identified assignee of the authoritative copy can only be made with the participation of Agent, (v) each copy of the authoritative copy and any copy of a copy is readily identifiable as a copy that is not the authoritative copy and (vi) any revision of the authoritative copy is readily identifiable as an authorized or unauthorized revision.
(e)Deposit Accounts and Security Accounts.  With respect to all Deposit Accounts, Securities Accounts or Commodity Accounts of the Borrowers existing as of the Closing Date, within ninety (90) days of the Closing Date, and thereafter concurrently with or prior to the opening of any Deposit Account, Securities Account or Commodity Account by any Borrower, other than the Bremer Account, such Borrower shall deliver to Agent a Control Agreement covering such Deposit Account, Securities Account or Commodity Account, duly executed by such Borrower, Agent and the applicable depository institution, securities intermediary or financial institution at which such account is maintained.
6.PRESERVATION OF COLLATERAL AND PERFECTION OF SECURITY INTERESTS THEREIN.  Each Borrower shall, at Agent’s request, at any time and from time to time, authenticate, execute and deliver to Agent such financing statements, documents and other agreements and instruments (and pay the cost of filing or recording the same in all public offices deemed necessary or desirable by Agent) and do such other acts and things or cause third parties to do such other acts and things as Agent may deem necessary or desirable in its sole discretion in order to establish and maintain a valid, attached and perfected security interest in the Collateral in favor of Agent (free and clear of all other liens, claims, encumbrances and rights of third parties whatsoever, whether voluntarily or involuntarily created, except Permitted Liens) to secure payment of the Liabilities, and in order to facilitate the collection of the Collateral.  Each Borrower irrevocably hereby makes, constitutes and appoints Agent (and all Persons designated by Agent for that purpose) as such Borrower’s true and lawful attorney and agent-in-fact to execute and file such financing statements, documents and other agreements and instruments and do such other acts and things as may be necessary to preserve and perfect Agent’s security interest in the Collateral.  Each Borrower further agrees that a carbon, photographic, photostatic or other reproduction of this Agreement or of a financing statement shall be sufficient as a financing statement. Each Borrower further ratifies and confirms the prior filing by Agent of any and all financing statements which identify such Borrower as debtor, Agent as secured party and any or all Collateral as collateral.
7.POSSESSION OF COLLATERAL AND RELATED MATTERS.  Until an Event of Default has occurred, each Borrower shall have the right, except as otherwise provided in this Agreement, in the ordinary course of such Borrower’s business, to (a) sell, lease or furnish under
33

contracts of service any of such Borrower’s Inventory normally held by such Borrower for any such purpose; and (b) use and consume any raw materials, work in process or other materials normally held by such Borrower for such purpose; provided, however, that a sale in the ordinary course of business shall not include any transfer or sale in satisfaction, partial or complete, of a debt owed by such Borrower.
8.COLLECTIONS.
(a)Borrowers shall establish one or more accounts (each, a “Dominion Account”) in Borrower’s name, for the benefit of Agent, with a financial institution acceptable to Agent, into which Borrowers will direct all of their Account Debtors to make all payment on the Accounts directly and into which Borrowers will immediately deposit all payments received by Borrowers on Accounts in the identical form in which such payments were received, whether by cash or check.  If Borrowers, any Affiliate or Subsidiary, any shareholder, officer, director, employee or agent of Borrowers or any Affiliate or Subsidiary, or any other Person acting for or in concert with Borrowers shall receive any monies, checks, notes, drafts or other payments relating to or as Proceeds of Accounts or other Collateral, Borrowers and each such Person shall receive all such items in trust for Agent and, immediately upon receipt thereof, shall remit the same (or cause the same to be remitted) in kind to such Dominion Account.  The financial institution with which a Dominion Account is established shall acknowledge and agree, in a manner satisfactory to Agent, that (x) such financial institution has no right to setoff against Dominion Account or against any other account maintained by such financial institution into which the contents of the Dominion Account are transferred and (y) such financial institution will follow the instructions of Lender with respect to disposition of funds in the Dominion Account without further consent from Borrowers, including without limitation that such financial institution shall wire, or otherwise transfer in immediately available funds to Agent in a manner satisfactory to Agent, funds deposited in such Dominion Account on a daily basis as such funds are collected.  Borrowers agree that all payments made to such Dominion Account or otherwise received by Agent, whether in respect of the Accounts or as Proceeds of other Collateral or otherwise (except for proceeds of Collateral which are required to be delivered to the holder of a Permitted Lien which is prior in right of payment), may, at the election of the Agent during, be the sole and exclusive property of Agent and shall be applied on account of the Liabilities in accordance with the terms of this Agreement.  Borrowers agree to pay all customary fees, costs and expenses in connection with opening and maintaining such Dominion Account.  All of such fees, costs and expenses if not paid by Borrowers may be paid by Agent and in such event all amounts paid by Agent shall constitute Liabilities hereunder, shall be payable to Agent by Borrowers upon demand, and, until paid, shall bear interest at the default rate applicable to the Revolving Loans hereunder.  All checks, drafts, instruments and other items of payment or Proceeds of Collateral required to be delivered to Agent hereunder shall be endorsed by Borrowers to Agent, and, if that endorsement of any such item shall not be made for any reason, Agent is hereby irrevocably authorized to endorse the same on Borrowers’ behalf.  For purpose of this section, Borrowers irrevocably hereby make, constitute and appoint Agent (and all Persons designated by Agent for that purpose) as Borrowers’ true and lawful attorney and agent-in-fact during the continuance of an Event of Default (i) to endorse Borrowers’ names upon said items of payment and/or Proceeds of Collateral and upon any Chattel Paper, Document, Instrument, invoice or similar document or agreement relating to any Account of Borrowers or Goods pertaining thereto; and (ii) to take control in any manner of any item of payment or Proceeds thereof.
34

(b)Agent may at any time and from time to time after the occurrence and during the continuance of an Event of Default, whether before or after notification to any Account Debtor and whether before or after the maturity of any of the Liabilities, (i) enforce collection of any of Borrowers’ Accounts or other amounts owed to such Borrower by suit or otherwise; (ii) exercise all of Borrowers’ rights and remedies with respect to proceedings brought to collect any Accounts or other amounts owed to such Borrower; (iii) surrender, release or exchange all or any part of any Accounts or other amounts owed to such Borrower, or compromise or extend or renew for any period (whether or not longer than the original period) any indebtedness thereunder; (iv) sell or assign any Account of such Borrower or other amount owed to such Borrower upon such terms, for such amount and at such time or times as Agent deems advisable; (v) prepare, file and sign such Borrower’s name on any proof of claim in bankruptcy or other similar document against any Account Debtor or other Person obligated to such Borrower; and (vi) do all other acts and things which are necessary, in Agent’s sole discretion, to fulfill such Borrower’s obligations under this Agreement and the Other Agreements and to allow Agent to collect the Accounts or other amounts owed to such Borrower.  In addition to any other provision hereof, Agent may at any time after the occurrence and during the continuance of an Event of Default, at Borrowers’ expense, notify any parties obligated on any of the Accounts to make payment directly to Agent of any amounts due or to become due thereunder.
(c)For purposes of determining the amount of Loans available for borrowing purposes, the ledger balance in the main Dominion Account held at BMO or by Agent as of the end of a Business Day shall be applied to the Liabilities at the beginning of the next Business Day, provided that any such application by Agent of the ledger balance in the Dominion Account to the Liabilities shall be at the beginning of the next Business Day following Borrowers’ direction to make such application.  However, solely for purposes of computing interest hereunder, in addition to Agent’s standard fees and charges relating to the Dominion Account, any application by Agent of such ledger balance to the Liabilities shall be deemed to be made on the same Business Day as application to the Liabilities set forth in the preceding sentence.  If, as a result of such application, a credit balance exists, the balance shall not accrue interest in favor of Borrowers and shall be made available to Borrowers as long as no Event of Default exists.  Borrowers irrevocably waive the right to direct the application of any payments or Collateral proceeds, and agrees that Agent shall have the continuing, exclusive right to apply and reapply same against the Liabilities, in such manner as Agent deems advisable, notwithstanding any entry by Agent in its records.
9.COLLATERAL, AVAILABILITY AND FINANCIAL REPORTS AND SCHEDULES.
(a)Intentionally Deleted.
(b)Weekly Reports.  Borrower Representative shall deliver to Agent, in addition to any other reports requested by Agent from time to time, as soon as practicable and in any event: (i)  not later than the Wednesday after the end of each week, or, at all times when Excess Availability is less than $5,625,000, daily within one (1) Business Day, (A) a detailed trial balance of each Borrower’s Accounts aged per invoice date, in form and substance reasonably satisfactory to Agent including, without limitation, the names and addresses of all Account Debtors of each Borrower, and (B) a summary and detail of accounts payable (such Accounts and accounts payable divided into such time intervals as Agent may require in its sole discretion), including a listing of
35

any held checks; and (ii) not later than the Wednesday after the end of each week, or, at all times when Excess Availability is less than $5,625,000, daily within one (1) Business Day, the general ledger inventory account balance, a perpetual inventory report and Agent’s standard form of Inventory report then in effect or the form most recently requested from Borrowers by Agent, for each Borrower by each category of Inventory, together with a description of the weekly change in each category of Inventory, provided that all of the foregoing may be limited to such documents or information as Agent deems acceptable from time to time.
(c)Financial Statements.  Borrower Representative shall deliver to Agent and each Lender the following financial information, all of which shall be prepared in accordance with generally accepted accounting principles consistently applied, and shall be accompanied by a compliance certificate in the form of Exhibit B (the “Compliance Certificate”) hereto (except with respect to statements required pursuant to clause (i) of this subsection), which compliance certificate shall include a calculation of all financial covenants contained in this Agreement:  (i) no later than thirty (30) days after each calendar month, copies of internally prepared financial statements, including, without limitation, balance sheets and statements of income, retained earnings and cash flow of Borrowers and their Subsidiaries on a consolidated and consolidating basis, certified by the Chief Financial Officer of Borrower Representative and each of Borrowers’ Subsidiaries; (ii) no later than forty five (45) days after the end of each of each fiscal quarter of each Borrower’s Fiscal Year, copies of internally prepared financial statements including, without limitation, balance sheets, statements of income, retained earnings, cash flows and reconciliation of surplus of Borrowers and their Subsidiaries on a consolidated and consolidating basis, certified by the Chief Financial Officer of Borrower Representative and each of Borrowers’ Subsidiaries and (iii) no later than ninety (90) days after the end of each of Fiscal Year of AMCON, certified annual financial statements of AMCON and its Subsidiaries on a consolidated basis with an unqualified opinion by independent certified public accountants selected by AMCON and reasonably satisfactory to Agent, which financial statements shall be accompanied by (A) a letter from such accountants acknowledging that they are aware that a primary intent of AMCON and its Subsidiaries in obtaining such financial statements is to influence Agent and Lenders and that Agent and Lenders are relying upon such financial statements in connection with the exercise of their rights hereunder, provided, that Borrowers shall only be required to use their reasonable efforts exercised in good faith to obtain such letter, (B) copies of any management letters from such accountants, and (C) internally prepared consolidating annual financial statement of AMCON and its Subsidiaries.
(d)Annual Projections.  As soon as practicable and in any event prior to the beginning of each Fiscal Year, Borrower Representative shall deliver to Agent and each Lender projected balance sheets, statements of income and cash flow for Borrowers on a consolidated and consolidating basis, for each of the twelve (12) months during such Fiscal Year, which shall include the assumptions used therein, together with appropriate supporting details as reasonably requested by Agent, provided that all of the foregoing may be limited to such documents or information as Agent deems acceptable from time to time.
(e)Explanation of Budgets and Projections.  In conjunction with the delivery of the annual presentation of projections or budgets referred to in subsection 9(d) above, Borrower Representative shall deliver a letter signed by the President or a Vice President of  Borrower Representative and by the Treasurer or Chief Financial Officer of Borrower Representative,
36

describing, comparing and analyzing, in detail, all changes and developments between the anticipated financial results included in such projections or budgets and the historical financial statements of Borrowers.
(f)Public Reporting.  Promptly upon the filing thereof, Borrower Representative shall deliver to Agent and each Lender copies of all registration statements and annual, quarterly, monthly or other regular reports which any Borrower or any of such Borrower’s Subsidiaries files with the Securities and Exchange Commission, as well as promptly providing to Agent and each Lender copies of any reports and proxy statements delivered to its shareholders.
(g)Other Information.  Promptly following request therefor by Agent, Borrower Representative shall deliver to Agent such other business or financial data, reports, appraisals and projections as Agent may reasonably request.
10.TERMINATION.  THIS AGREEMENT SHALL BE IN EFFECT FROM THE DATE HEREOF UNTIL February 3, 2026 (THE “ORIGINAL TERM”).  UPON EXPIRATION OR TERMINATION OF THIS AGREEMENT BORROWERS SHALL PAY ALL OF THE LIABILITIES IN FULL.  Upon expiration of the Original Term, of the termination of this Agreement, Agent and Lenders shall not make any additional Loans on or after the date identified as the date on which the Liabilities are to be repaid; and (ii) this Agreement shall terminate on the date thereafter that the Liabilities are paid in full.  At such time as Borrowers have repaid all of the Liabilities and this Agreement has terminated, each Borrower shall deliver to Agent and Lenders a release, in form and substance satisfactory to Agent, of all obligations and liabilities of Agent and its Lenders and their officers, directors, employees, agents, parents, subsidiaries and affiliates to such Borrower, and if such Borrower is obtaining new financing from another lender, such Borrower shall deliver such lender’s indemnification of Agent and Lenders, in form and substance satisfactory to Agent, for checks which Agent has credited to such Borrower’s account, but which subsequently are dishonored for any reason or for automatic clearinghouse or wire transfers not yet posted to such Borrower’s account.
11.REPRESENTATIONS AND WARRANTIES.  Each Borrower hereby represents and warrants to Agent and each Lender, which representations and warranties (whether appearing in this Section 11 or elsewhere) shall be true at the time of Borrowers’ execution hereof and the closing of the transactions described herein or related hereto, shall remain true until the repayment in full and satisfaction of all the Liabilities and termination of this Agreement, and shall be remade by each Borrower at the time each Loan is made pursuant to this Agreement.
(a)Financial Statements and Other Information.  The financial statements and other information delivered or to be delivered by Borrowers to Agent or any Lender at or prior to the date of this Agreement accurately reflect the financial condition of Borrowers, and there has been no adverse change in the financial condition, the operations or any other status of a Borrower since the date of the financial statements delivered to Agent most recently prior to the date of this Agreement.  All written information now or heretofore furnished by each Borrower to Agent or any Lender is true and correct as of the date with respect to which such information was furnished.
(b)Locations.  The office where each Borrower keeps its books, records and accounts (or copies thereof) concerning the Collateral, each Borrower’s principal place of business
37

and all of each Borrower’s other places of business, locations of Collateral (other than Prepaid Inventory) and post office boxes and locations of bank accounts are as set forth in Exhibit A and at other locations within the continental United States of which Agent has been advised by Borrower Representative in accordance with subsection 12(b)(i).  Other than Prepaid Inventory, the Collateral, including, without limitation, the Equipment (except any part thereof which Borrower Representative shall have advised Agent in writing consists of Collateral normally used in more than one state) is kept, or, in the case of vehicles, based, only at the addresses set forth on Exhibit A, and at other locations within the continental United States of which Agent has been advised by Borrower Representative in writing in accordance with subsection 12(b)(i) hereof.
(c)Loans by Borrower.  No Borrower has made any loans or advances to any Affiliate or other Person except for (i) advances authorized hereunder to employees, officers and directors of such Borrower for travel, salaries or bonuses and other expenses arising in the ordinary course of such Borrower’s business, and (ii) loans by a Borrower permitted pursuant to subsection 13(f) hereof.
(d)Accounts and Inventory.  Each Account or item of Inventory which a Borrower shall, expressly or by implication, request Agent to classify as an Eligible Account, Eligible Inventory, or as Eligible Cigarette Inventory, respectively, shall, as of the time when such request is made, conform in all respects to the requirements of such classification as set forth in the respective definitions of “Eligible Account”, “Eligible Inventory” and “Eligible Cigarette Inventory” as set forth herein and as otherwise established by Agent from time to time.
(e)Liens.  Each Borrower is the lawful owner of all Collateral now purportedly owned or hereafter purportedly acquired by such Borrower, free from all liens, claims, security interests and encumbrances whatsoever, whether voluntarily or involuntarily created and whether or not perfected, other than the Permitted Liens.
(f)Organization, Authority and No Conflict.  LOL is a corporation, duly organized, validly existing and in good standing in the State of Nebraska, its state organizational identification number is 2211213730 and such Borrower is duly qualified and in good standing in all states where the nature and extent of the business transacted by it or the ownership of its assets makes such qualification necessary. HF is a limited liability company, duly organized, validly existing and in good standing in the State of Minnesota, its state organizational identification number is 1350859800053 and such Borrower is duly qualified and in good standing in all states where the nature and extent of the business transacted by it or the ownership of its assets makes such qualification necessary.  Each Borrower has the right and power and is duly authorized and empowered to enter into, execute and deliver this Agreement and the Other Agreements and perform its obligations hereunder and thereunder.  Each Borrower’s execution, delivery and performance of this Agreement and the Other Agreements does not conflict with the provisions of the organizational documents of such Borrower, any statute, regulation, ordinance or rule of law, or any agreement, contract or other document which may now or hereafter be binding on such Borrower, and each Borrower’s execution, delivery and performance of this Agreement and the Other Agreements shall not result in the imposition of any lien or other encumbrance upon any of such Borrower’s property under any existing indenture, mortgage, deed of trust, loan or credit agreement or other agreement or instrument by which such Borrower or any of its property may be bound or affected.
38

(g)Litigation.  There are no actions or proceedings which are pending or threatened against a Borrower which is, in the determination of Agent, reasonably likely to have a Material Adverse Effect on such Borrower, and each Borrower shall, promptly upon becoming aware of any such pending or threatened action or proceeding, give written notice thereof to Agent.  No Borrower has any Commercial Tort Claims pending other than those set forth on Exhibit C hereto as Exhibit C may be amended from time to time.
(h)Compliance with Laws and Maintenance of Permits.  Each Borrower has obtained all governmental consents, franchises, certificates, licenses, authorizations, approvals and permits, the lack of which would have a Material Adverse Effect on such Borrower.  Each Borrower is in compliance in all material respects with all applicable federal, state, local and foreign statutes, orders, regulations, rules and ordinances (including, without limitation, Environmental Laws and statutes, orders, regulations, rules and ordinances relating to taxes, employer and employee contributions and similar items, securities, ERISA or employee health and safety) the failure to comply with which would have a Material Adverse Effect.
(i)Affiliate Transactions.  Except as set forth on Schedule 11(i) hereto or as permitted pursuant to subsection 11(c) hereof, no Borrower is conducting, permitting or suffering to be conducted, transactions with any Affiliate other than transactions with Affiliates for the purchase or sale of Inventory or services in the ordinary course of business pursuant to terms that are no less favorable to such Borrower than the terms upon which such transactions would have been made had they been made to or with a Person that is not an Affiliate.
(j)Names and Trade Names.  Each Borrower’s name has always been as set forth on the first page of this Agreement and no Borrower uses trade names, assumed names, fictitious names or division names in the operation of its business, except as set forth on Schedule 11(j) hereto.
(k)Equipment.  Each Borrower has good and indefeasible and merchantable title to and ownership of all Equipment.  No Equipment is a Fixture to real property unless such real property is owned by such Borrower and is subject to a mortgage in favor of Agent, or if such real property is leased, is subject to a landlord’s agreement in favor of Agent on terms acceptable to Agent, or an accession to other personal property unless such personal property is subject to a first priority lien in favor of Agent.
(l)Enforceability.  This Agreement and the Other Agreements to which a Borrower is a party are the legal, valid and binding obligations of such Borrower and are enforceable against such Borrower in accordance with their respective terms.
(m)Solvency.  Each Borrower is, after giving effect to the transactions contemplated hereby, solvent, able to pay its debts as they become due, has capital sufficient to carry on its business, now owns property having a value both at fair valuation and at present fair saleable value on a going concern basis greater than the amount required to pay its debts, and will not be rendered insolvent by the execution and delivery of this Agreement or any of the Other Agreements or by completion of the transactions contemplated hereunder or thereunder.
39

(n)Indebtedness.  Except as set forth on Schedule 11(n) hereto or as permitted pursuant to subsections 13(a) and 13(f) hereof, no Borrower is obligated (directly or indirectly), for any loans or other indebtedness for borrowed money other than the Loans.
(o)Margin Security and Use of Proceeds.  No Borrower owns any margin securities, and none of the proceeds of the Loans hereunder shall be used for the purpose of purchasing or carrying any margin securities or for the purpose of reducing or retiring any indebtedness which was originally incurred to purchase any margin securities or for any other purpose not permitted by Regulation U of the Board of Governors of the Federal Reserve System as in effect from time to time.
(p)Parent, Subsidiaries and Affiliates.  Except as set forth on Schedule 11(p) hereto, no Borrower has any Parents, Subsidiaries or other Affiliates or divisions, nor is any Borrower engaged in any joint venture or partnership with any other Person.
(q)No Defaults.  No Borrower is in default under any material contract, lease or commitment to which it is a party or by which it is bound, nor does any Borrower know of any dispute regarding any contract, lease or commitment which would have a Material Adverse Effect on such Borrower.
(r)Employee Matters.  There are no controversies pending or threatened between a Borrower and any of its employees, agents or independent contractors other than employee grievances arising in the ordinary course of business which would not, in the aggregate, have a Material Adverse Effect on such Borrower, and each Borrower is in compliance with all federal and state laws respecting employment and employment terms, conditions and practices except for such non-compliance which would not have a Material Adverse Effect on such Borrower.
(s)Intellectual Property.  Each Borrower possesses adequate licenses, patents, patent applications, copyrights, service marks, trademarks, trademark applications, trade styles and trade names to continue to conduct its business as heretofore conducted by it.
(t)Environmental Matters.  No Borrower has generated, used, stored, treated, transported, manufactured, handled, produced or disposed of any Hazardous Materials, on or off its premises (whether or not owned by it) in any manner which at any time violates in any material respect any Environmental Law or any license, permit, certificate, approval or similar authorization thereunder and the operations of each Borrower comply in all material respects with all Environmental Laws and all licenses, permits, certificates, approvals and similar authorizations thereunder.  There has been no investigation, proceeding, complaint, order, directive, claim, citation or notice by any governmental authority or any other Person, nor is any pending or to the best of each Borrower’s knowledge threatened with respect to any non-compliance with or violation of the requirements of any Environmental Law by a Borrower or the release, spill or discharge, threatened or actual, of any Hazardous Materials or the generation, use, storage, treatment, transportation, manufacture, handling, production or disposal of any Hazardous Materials or any other environmental, health or safety matter, which affects a Borrower or its business, operations or assets or any properties at which a Borrower has transported, stored or disposed of any Hazardous Materials.  No Borrower has any material liability (contingent or
40

otherwise) in connection with a release, spill or discharge, threatened or actual, of any Hazardous Materials or the generation, use, storage, treatment, transportation, manufacture, handling, production or disposal of any Hazardous Materials.
(u)ERISA Matters.  Each Borrower has paid and discharged all obligations and liabilities arising under ERISA of a character which, if unpaid or unperformed, might result in the imposition of a lien against any of its properties or assets.
12.AFFIRMATIVE COVENANTS.  Until payment and satisfaction in full of all Liabilities and termination of this Agreement, unless Borrowers obtain Requisite Lenders’ prior written consent waiving or modifying any of Borrowers’ covenants hereunder in any specific instance, each Borrower covenants and agrees as follows:
(a)Maintenance of Records.  Each Borrower shall at all times keep accurate and complete books, records and accounts with respect to all of such Borrower’s business activities, in accordance with sound accounting practices and generally accepted accounting principles consistently applied, and shall keep such books, records and accounts, and any copies thereof, only at the addresses indicated for such purpose on Exhibit A.
(b)Notices.  Borrower Representative shall:
(i)Locations.  Promptly (but in no event less than ten (10) days prior to the occurrence thereof) notify Agent of the proposed opening of any new place of business or new location of Collateral, the closing of any existing place of business or location of Collateral, any change in the location of any Borrower’s books, records and accounts (or copies thereof), the opening or closing of any post office box, the opening or closing of any bank account or, if any of the Collateral consists of Goods of a type normally used in more than one state, the use of any such Goods in any state other than a state in which any Borrower has previously advised Agent that such Goods will be used.
(ii)Eligible Accounts and Inventory.  Promptly upon becoming aware thereof, notify Agent if any Account or Inventory identified by any Borrower to Agent as an Eligible Account or Eligible Inventory becomes ineligible for any reason.
(iii)Litigation and Proceedings.  Promptly upon becoming aware thereof, notify Agent of any actions or proceedings which are pending or threatened against any Borrower which might have a Material Adverse Effect on such Borrower and of any Commercial Tort Claims of such Borrower which may arise, which notice shall constitute such Borrower’s authorization to amend Exhibit C to add such Commercial Tort Claim.
(iv)Names and Trade Names.  Notify Agent within ten (10) days of the change of its name or the use of any trade name, assumed name, fictitious name or division name not previously disclosed to Agent in writing.
(v)ERISA Matters.  Promptly notify Agent of (x) the occurrence of any “reportable event” (as defined in ERISA) which might result in the termination by the Pension Benefit Guaranty Corporation (the “PBGC”) of any employee benefit plan (“Plan”) covering any officers or employees of such Borrower, any benefits of which are,
41

or are required to be, guaranteed by the PBGC, (y) receipt of any notice from the PBGC of its intention to seek termination of any Plan or appointment of a trust therefor or (z) its intention to terminate or withdraw from any Plan.
(vi)Environmental Matters.  Immediately notify Agent upon becoming aware of any investigation, proceeding, complaint, order, directive, claim, citation or notice with respect to any non-compliance with or violation of the requirements of any Environmental Law by any Borrower or the generation, use, storage, treatment, transportation, manufacture handling, production or disposal of any Hazardous Materials or any other environmental, health or safety matter which affects any Borrower or its business operations or assets or any properties at which any Borrower has transported, stored or disposed of any Hazardous Materials.
(vii)Default; Material Adverse Change.  Promptly advise Agent of any material adverse change in the business, property, assets, prospects, operations or condition, financial or otherwise, of any Borrower, the occurrence of any Event of Default hereunder or the occurrence of any event which, if uncured, will become an Event of Default after notice or lapse of time (or both), the occurrence of any Event of Default under the Credit Agreement with respect to the Intercompany Loans or the occurrence of any Event of Default under the documentation related to the BofA Equipment Leasing Indebtedness.

All of the foregoing notices shall be provided by Borrower Representative to Agent in writing.

(c)Compliance with Laws and Maintenance of Permits.  Each Borrower shall maintain all governmental consents, franchises, certificates, licenses, authorizations, approvals and permits, the lack of which would have a Material Adverse Effect on such Borrower and each Borrower shall remain in compliance with all applicable federal, state, local and foreign statutes, orders, regulations, rules and ordinances (including, without limitation, Environmental Laws and statutes, orders, regulations, rules and ordinances relating to taxes, employer and employee contributions and similar items, securities, ERISA or employee health and safety) the failure with which to comply would have a Material Adverse Effect on such Borrower.  Following any determination by Agent that there is non-compliance, or any condition which requires any action by or on behalf of a Borrower in order to avoid non-compliance, with any Environmental Law, in each case where such non-compliance would have a Material Adverse Effect on such Borrower, at such Borrower’s expense cause an independent environmental engineer acceptable to Agent to conduct such tests of the relevant site(s) as are appropriate and prepare and deliver a report setting forth the results of such tests, a proposed plan for remediation and an estimate of the costs thereof.
(d)Inspection and Audits.  Each Borrower shall permit Agent and Lenders, or any Persons designated by Agent, to call at such Borrower’s places of business at any reasonable times, and, without hindrance or delay, to inspect the Collateral and to inspect, audit, check and make extracts from such Borrower’s books, records, journals, orders, receipts and any correspondence and other data relating to such Borrower’s business, the Collateral or any transactions between the parties hereto, and shall have the right to make such verification concerning such Borrower’s business as Agent may consider reasonable under the circumstances.  Each Borrower shall furnish to Agent such information relevant to Agent’s and/or any Lender’s
42

rights under this Agreement and the Other Agreements as Agent shall at any time and from time to time request.  Agent, through its officers, employees or agents shall have the right, at any time and from time to time, in Agent’s name, to verify the validity, amount or any other matter relating to any of such Borrower’s Accounts, by mail, telephone, telecopy, electronic mail, or otherwise.  Each Borrower authorizes Agent and Lenders to discuss the affairs, finances and business of such Borrower with any officers, employees or directors of such Borrower or with its Parent or any Affiliate or the officers, employees or directors of its Parent or any Affiliate, and to discuss the financial condition of such Borrower with such Borrower’s independent public accountants.  Any such discussions shall be without liability to Agent or any Lender or to Borrowers’ independent public accountants.  Borrowers shall pay to Agent all customary fees and all costs and out-of-pocket expenses incurred by Agent in the exercise of its rights hereunder, and all of such fees, costs and expenses shall constitute Liabilities hereunder, shall be payable on demand and, until paid, shall bear interest at the highest rate then applicable to Loans hereunder.  Notwithstanding the foregoing, provided no Event of Default has occurred, the Agent shall be limited to one (1) inspection per calendar year or two (2) inspections per calendar year at any time when Excess Availability is less than $6,750,000 and, for the avoidance of doubt, there shall be no such limit if an Event of Default has occurred.
(e)Insurance.  Each Borrower shall:
(i)Keep the Collateral properly housed and insured for the full insurable value thereof against loss or damage by fire, theft, explosion, sprinklers, collision (in the case of motor vehicles) and such other risks as are customarily insured against by Persons engaged in businesses similar to that of such Borrower, with such companies, in such amounts, with such deductibles, and under policies in such form, as shall be satisfactory to Agent.  Original (or certified) copies of such policies of insurance have been or, within thirty (30) days after the date hereof, shall be delivered to Agent together with evidence of payment of all premiums therefor, and shall contain an endorsement, in form and substance acceptable to Agent, showing loss under such insurance policies payable to Agent, for the benefit of Agent and Lenders.  Such endorsement, or an independent instrument furnished to Agent, shall provide that the insurance company shall give Agent at least thirty (30) days written notice before any such policy of insurance is altered or canceled and that no act, whether willful or negligent, or default of such Borrower or any other Person shall affect the right of Agent to recover under such policy of insurance in case of loss or damage.  In addition, each Borrower shall cause to be executed and delivered to Agent an assignment of proceeds of its business interruption insurance policies.  Each Borrower hereby directs all insurers under all policies of insurance to pay all proceeds payable thereunder in excess of $100,000.00 for any occurrence directly to Agent, such proceeds to be applied on account of the Liabilities in accordance with the terms of this Agreement. Any proceeds of insurance paid directly to Borrowers shall be used by Borrowers to repair or restore the damaged or lost property which gave rise to the insurance claim.  Each Borrower irrevocably makes, constitutes and appoints Agent (and all officers, employees or agents designated by Agent) as such Borrower’s true and lawful attorney (and agent-in-fact) for the purpose of making, settling and adjusting claims under such policies of insurance, endorsing the name of such Borrower on any check, draft, instrument or other item of payment for the proceeds of such policies of insurance and making all determinations and decisions with respect to such policies of insurance.
43

(ii)Maintain, at its expense, such public liability and third party property damage insurance as is customary for Persons engaged in businesses similar to that of such Borrower with such companies and in such amounts, with such deductibles and under policies in such form as shall be satisfactory to Agent and original (or certified) copies of such policies have been or shall be, within thirty (30) days after the date hereof, delivered to Agent, together with evidence of payment of all premiums therefor; each such policy shall contain an endorsement showing Agent and Lenders as additional insureds thereunder and providing that the insurance company shall give Agent at least thirty (30) days written notice before any such policy shall be altered or canceled.

If a Borrower at any time or times hereafter shall fail to obtain or maintain any of the policies of insurance required above or to pay any premium relating thereto, then Agent, without waiving or releasing any obligation or default by Borrowers hereunder, may (but shall be under no obligation to) obtain and maintain such policies of insurance and pay such premiums and take such other actions with respect thereto as Agent deems advisable.  Such insurance, if obtained by Agent, may, but need not, protect such Borrower’s interests or pay any claim made by or against such Borrower with respect to the Collateral.  Such insurance may be more expensive than the cost of insurance such Borrower may be able to obtain on its own and may be cancelled only upon Borrower Representative providing evidence that it has obtained the insurance as required above.  All sums disbursed by Agent in connection with any such actions, including, without limitation, court costs, expenses, other charges relating thereto and reasonable attorneys’ fees, shall constitute Loans hereunder, shall be payable on demand by Borrowers to Agent and, until paid, shall bear interest at the highest rate then applicable to Loans hereunder.

(f)Collateral.  Each Borrower shall keep the Collateral in good condition, repair and order and shall make all necessary repairs to the Equipment and replacements thereof so that the operating efficiency and the value thereof shall at all times be preserved and maintained.  Each Borrower shall permit Agent and Lenders to examine any of the Collateral at any time and wherever the Collateral may be located and, each Borrower shall, immediately upon request therefor by Agent, deliver to Agent any and all evidence of ownership of any of the Equipment including, without limitation, certificates of title and applications of title.  Each Borrower shall, at the request of Agent, indicate on its records concerning the Collateral a notation, in form satisfactory to Agent, of the security interest of Agent hereunder.
(g)Use of Proceeds.  All monies and other property obtained by a Borrower from Agent and Lenders pursuant to this Agreement shall be used to refinance existing indebtedness, to acquire the assets of Henry’s Foods, Inc., to fund working capital and Capital Expenditures, for general corporate purposes, and for fees and expenses associated with the closing of the transaction.
(h)Taxes.  Each Borrower shall file all required tax returns and pay all of its taxes when due, including, without limitation, taxes imposed by federal, state or municipal agencies, and shall cause any liens for taxes to be promptly released; provided, that such Borrower shall have the right to contest the payment of such taxes in good faith by appropriate proceedings so long as (i) the amount so contested is shown on such Borrower’s financial statements; (ii) the contesting of any such payment does not give rise to a lien for taxes; (iii) such Borrower keeps on deposit with Agent (such deposit to be held without interest) an amount of money which, in the
44

sole judgment of Agent, is sufficient to pay such taxes and any interest or penalties that may accrue thereon; and (iv) if such Borrower fails to prosecute such contest with reasonable diligence, Agent may apply the money so deposited in payment of such taxes.  If a Borrower fails to pay any such taxes and in the absence of any such contest by such Borrower, Agent may (but shall be under no obligation to) advance and pay any sums required to pay any such taxes and/or to secure the release of any lien therefor, and any sums so advanced by Agent shall constitute Loans hereunder, shall be payable by such Borrower to Agent on demand, and, until paid, shall bear interest at the highest rate then applicable to Loans hereunder.
(i)Intellectual Property.  Each Borrower shall maintain adequate licenses, patents, patent applications, copyrights, service marks, trademarks, trademark applications, tradestyles and trade names to continue its business as heretofore conducted by it or as hereafter conducted by it.
(j)Checking Accounts and Cash Management Services.  On or before 90 days after the Closing Date (or such later date as may be agreed to in writing by Agent), Borrowers shall maintain their general checking and controlled disbursement accounts with BMO.  Normal charges shall be assessed thereon.  Although no compensating balance is required, each Borrower must keep monthly balances in order to merit earnings credits which will cover BMO’s service charges for demand deposit account activities. In addition, Borrowers shall enter into agreements with BMO for standard cash management services.  Borrowers shall be responsible for all normal charges assessed thereon.  For the avoidance of doubt, nothing in this Section 12(j) shall preclude any Borrower from maintaining the Bremer Account.
(k)Patriot Act, Bank Secrecy Act and Office of Foreign Assets Control.  As required by federal law and the Agent’s, BMO’s and each Lender’s policies and practices, the Agent, BMO and each Lender may need to obtain, verify and record certain customer identification information and documentation in connection with opening or maintaining accounts, or establishing or continuing to provide services and each Borrower agrees to provide such information.  In addition, and without limiting the foregoing sentence, each Borrower shall (a) ensure, and cause each Subsidiary to ensure, that no Person who owns a controlling interest in or otherwise controls any Borrower or any Subsidiary is or shall be listed on the Specially Designated Nationals and Blocked Person List or other similar lists maintained by the Office of Foreign Assets Control (“OFAC”), the Department of the Treasury or included in any Executive Orders, (b) not use or permit the use of the proceeds of the Loans to violate any of the foreign asset control regulations of OFAC or any enabling statute or Executive Order relating thereto, and (c) comply, and cause each Subsidiary to comply, with all applicable Bank Secrecy Act (“BSA”) laws and regulations, as amended.
(l)Post-Closing Covenants. On or before the date that is one hundred twenty (120) days after the Closing Date, Borrowers shall provide evidence to Agent, in form and substances reasonably acceptable to Agent, that an active partial building vapor mitigation system has been installed and is operating at 234 McKay Avenue N., Alexandria, Minnesota, in accordance with all applicable ordinances, codes, rules, regulations and statutes and with the recommendation set forth in that certain Phase II Environmental Report dated November 11, 2022 by Vieau Associates.
45

13.NEGATIVE COVENANTS.  Until payment and satisfaction in full of all, Liabilities and termination of this Agreement, unless Borrowers obtain Requisite Lenders’ prior written consent waiving or modifying any of Borrowers’ covenants hereunder in any specific instance, each Borrower agrees as follows:
(a)Guaranties.  No Borrower shall assume, guarantee or endorse, or otherwise become liable in connection with, the obligations of any Person, except by endorsement of instruments for deposit or collection or similar transactions in the ordinary course of business or except as otherwise permitted under Section 13(b) of this Agreement.
(b)Indebtedness.  No Borrower shall create, incur, assume or become obligated (directly or indirectly), for any loans or other indebtedness for borrowed money other than the Loans, except that a Borrower may (i) borrow money from a Person other than Agent and Lenders on an unsecured and subordinated basis if a subordination agreement in favor of Agent for its benefit and the benefit of the other Lenders and in form and substance satisfactory to the Agent is executed and delivered to Agent relative thereto; (ii) maintain its indebtedness listed on Schedule 11(n) hereto; (iii) incur unsecured indebtedness to trade creditors in the ordinary course of business; (iv) incur BofA Equipment Leasing Indebtedness and purchase money indebtedness or capitalized lease obligations in connection with Capital Expenditures, provided that the aggregate principal amount of all such indebtedness and capitalized lease obligations outstanding under this clause (iv) shall not exceed Fifteen Million Dollars ($15,000,000) in the aggregate at any time and, with in thirty (30) days of the Closing Date, or such longer time period deemed acceptable to Agent in their sole discretion, such BofA Equipment Leasing Indebtedness is subject to an intercreditor agreement with Agent acceptable to Agent; (v) reserved; (vii) incur Rate Hedging Obligations; and (viii) incur Intercompany Loans that are subordinated to the Revolving Loans pursuant to a subordination agreement acceptable to Agent.
(c)Liens.  No Borrower shall grant or permit to exist (voluntarily or involuntarily) any lien, claim, security interest or other encumbrance whatsoever on any of its assets, other than Permitted Liens.
(d)Mergers, Sales, Acquisitions, Subsidiaries and Other Transactions Outside the Ordinary Course of Business.  No Borrower shall (i) enter into any merger or consolidation; (ii) change its state of organization or enter into any transaction which has the effect of changing its state of organization (iii) sell, lease, transfer or otherwise dispose of any of its assets other than in the ordinary course of business, provided that Borrowers may sell and dispose of assets with a value of less than $250,000 in any transaction, or series of related transactions, provided that the proceeds thereof, net of reasonable out of pocket disposition expenses, are applied to the Liabilities; (iv) purchase the stock, other equity interests or all or a material portion of the assets of any Person or division of such Person; or (v) enter into any other transaction outside the ordinary course of such Borrower’s business, including, without limitation, any issuance of any shares of, or warrants or other rights to receive or purchase any shares of, any class of its stock or any other equity interest other than such issuances pursuant to the terms of such Borrower’s stock option plan.  Notwithstanding anything in this Agreement to the contrary, no Borrower shall redeem, retire, purchase or otherwise acquire any shares of any class or series of its stock or any other equity interest.
46

In addition to the foregoing, Borrowers may enter into Acquisitions solely to the extent the following conditions are satisfied:

(i)the business or division acquired are for use, or the Person acquired is engaged, in the businesses engaged in by a Borrower on the Closing Date;
(ii)immediately before and after giving effect to such Acquisition, no Event of Default shall exist;
(iii)the cost of such Acquisition (including cash and other property (other than equity interests, or options to acquire equity interests, of any Borrower) given as consideration, any Indebtedness incurred, assumed or acquired by any Borrower in connection with such Acquisition, and all additional purchase price amounts in the form of earnouts and other contingent obligations calculated at the maximum amount thereof, does not exceed $5,000,000 when aggregated with all other Acquisitions consummated during the term of this Agreement;
(iv)the Borrowers have (a) Excess Availability greater than or equal to twenty percent (20%) of the Maximum Revolving Loan Limit on a pro-forma basis for the thirty day period immediately prior to the closing of such Acquisition and (b) a proforma Fixed Charge Coverage Ratio of 1.00:1.00 (in each case, as if such Acquisition had already occurred);
(v)in the case of the Acquisition of any Person, the board of directors or similar governing body of such Person has approved such Acquisition and such Acquisition is not considered to be hostile;
(vi)reasonably prior to such Acquisition, the Agent shall have received complete executed or conformed copies of each material document, instrument and agreement to be executed in connection with such Acquisition together with (a) all lien search reports and lien release letters and other documents as the Agent may require to evidence the termination of Liens on the assets or business to be acquired and (b) subordination agreements with respect to all seller notes and contingent payments;
(vii)not less than ten (10) Business Days prior to such Acquisition, the Agent shall have received an acquisition summary with respect to the Person and/or business or division to be acquired, such summary to include a reasonably detailed description thereof (including financial information requested by Agent) and operating results, the terms and conditions, including economic terms, of the proposed Acquisition, and Borrowers’ calculation of pro forma EBITDA relating thereto; and
(viii)if the Acquisition is structured as a merger, the surviving entity is either a Borrower or, following the merger, a domestic wholly-owned Subsidiary which is a Borrower hereto and such Borrower becomes a party to this Agreement pursuant to an amendment or joinder agreement in form and substance acceptable to the Agent.
(e)Dividends and Distributions.  No Borrower shall declare or pay any dividend or other distribution (whether in cash or in kind) on any class of its stock (if such
47

Borrower is a corporation) or on account of any equity interest in such Borrower (if such Borrower is a partnership, limited liability company or other type of entity) except that:

(i) Borrowers may pay Permitted Tax Distributions on a quarterly basis so long as no Event of Default shall have occurred and be continuing (both before or as a result of the making of such payment; and

(ii)Borrowers may pay other cash dividends so long as (w) no Event of Default shall have occurred and be continuing (both before or as a result of the making of such payment), (x) the Excess Availability for the prior and subsequent thirty (30) days exceeds $5,000,000, (y) the Fixed Charge Coverage Ratio on a trailing twelve (12) month basis shall not be less than 1.00:1.00 (both before or as a result of the making of such payment) and (z) the Intercompany Loans have been repaid in full and the Credit Agreement with respect thereto has been terminated.

(f)Investments; Loans; Transfers.  No Borrower shall purchase or otherwise acquire, or contract to purchase or otherwise acquire, the obligations or stock of any Person, other than direct obligations of the United States; nor shall a Borrower lend or otherwise advance funds or transfer any assets to any Person (collectively, “Investments”) except for advances made to employees, officers and directors for travel and other expenses arising in the ordinary course of business.
(g)Fundamental Changes, Line of Business.  No Borrower shall amend its organizational documents or change its Fiscal Year other than Permitted Modifications or enter into a new line of business materially different from such Borrower’s current business and/or reasonably related thereto.
(h)Equipment.  No Borrower shall (i) permit any Equipment to become a Fixture to real property unless such real property is owned by such Borrower and is subject to a mortgage in favor of Agent, or if such real property is leased, is subject to a landlord’s agreement in favor of Agent on terms acceptable to Agent, or (ii) permit any Equipment to become an accession to any other personal property unless such personal property is subject to a first priority lien in favor of Agent.
(i)Affiliate Transactions.  Except as set forth on Schedule 11(i) hereto or as permitted pursuant to subsection 11(c) hereof, no Borrower shall conduct, permit or suffer to be conducted, transactions with Affiliates other than transactions for the purchase or sale of Inventory or services in the ordinary course of business pursuant to terms that are no less favorable to such Borrower than the terms upon which such transactions would have been made had they been made to or with a Person that is not an Affiliate.
(j)Settling of Accounts.  Each Borrower shall not settle or adjust any Account identified by such Borrower as an Eligible Account or with respect to which the Account Debtor is an Affiliate without the consent of Agent, provided that such consent shall not be required to the extent that the aggregate amount settled or adjusted by all Borrowers is less than $100,000, provided further that following the occurrence of an Event of Default, no Borrower shall settle or adjust any Account without the consent of Agent.
48

(k)The Borrowers shall furnish to the Agent prompt written notice of:
(i)The receipt by the Borrower or any of its Subsidiaries of any notice of any investigation by a Governmental Authority or any litigation or proceeding commenced or threatened against the Borrower or any of its Subsidiaries that (i) seeks damages, (ii) seeks injunctive relief, (iii) alleges any violation of any applicable law or any criminal misconduct, or (iv) asserts liability in respect of any tax, fee, assessment, fine, penalty or other governmental charge under any applicable law; and
(ii)Any determination by the Borrower that the conduct of any part of its business (without regard to materiality) is reasonably likely to cause the Borrower or any of its Subsidiaries or any of their respective officers, directors, employees or related individuals to become the subject of criminal charges, including, without limitation, violations of the Money Laundering Control Act or any similar or successor laws, rules or regulations of the United States, any state thereof, the District of Columbia or any other jurisdiction.
(l)The Borrowers shall not prepay any indebtedness or make any payments on indebtedness subordinated to the Liabilities except:
(i)The Borrower shall be allowed to make prepayments towards the Intercompany Loans advanced on the Closing Date in an amount not to exceed $15,000,000, so long as both immediately before such payment and after giving pro forma effect to such payment: (i) no Default or Event of Default shall exist or have occurred or be continuing; (ii) the Excess Availability for the prior and subsequent thirty (30) days exceeds $9,000,000;
(ii)the Borrower will be able to make prepayments towards Intercompany Loans advanced after the Closing Date, in each case so long as both immediately before such payment and after giving pro forma effect to such payment: (x) no Default or Event of Default shall exist or have occurred and be continuing and (y) the Excess Availability for the prior and subsequent thirty (30) days exceeds $5,000,000; and
(iii)the Borrower may make regularly-scheduled non-default monthly interest payments on the Intercompany Loans so long as both immediately before such payment and after giving pro forma effect to such payment no Default or Event of Default shall exist or have occurred and such payment is otherwise consistent with the intercreditor and subordination agreement with respect to the Intercompany Loans.
(m)The Borrowers shall not permit the average daily account balance for the Bremer Account to exceed $100,000 during any month.
14.FINANCIAL COVENANTS.  Each Borrower shall maintain and keep in full force and effect each of the financial covenants set forth below:
(a)Fixed Charge Coverage Ratio. Borrowers shall not permit the Fixed Charge Coverage Ratio, tested monthly on a trailing twelve (12) month basis to be less than 1.0 to 1.0.  Notwithstanding the foregoing, the Fixed Charge Coverage Ratio shall only apply and be tested in
49

the event Excess Availability is less than (i) $3,000,000.00 from the Closing Date until thirty (30) days thereafter, or (ii) $4,000,000.00 at any time thereafter, provided however, that upon written request to Agent from Borrowers, which request shall include confirmation from Borrowers that they have prepaid their cigarette taxes due to the State of Minnesota for the month of June of the current year, such amount shall be $3,000,000.00 for the thirty (30) day period after receipt by Agent of such request (a “Financial Covenant Trigger Event”). Upon the occurrence of a Financial Covenant Trigger Event, the Fixed Charge Coverage Ratio shall be immediately tested as of the date of the most recent Compliance Certificate delivered pursuant to Section 9(c) and on a monthly basis thereafter. To the extent a Financial Covenant Trigger Event has occurred, the Borrowers may request that such testing of the Fixed Charge Coverage Ratio be suspended following a period in which Borrowers have Excess Availability of more than $4,000,000.00 for at least sixty (60) consecutive days (a “Financial Covenant Suspension”). Upon confirmation and approval by the Agent, the testing of the Fixed Charge Coverage Ratio shall again be suspended until such time another Financial Covenant Trigger Event has occurred. No more than three (3) Financial Covenant Suspensions may be requested by the Borrowers during the term hereof.
(b)Right to Cure.
(i)Subject to the limitations set forth in clause (v) below, Borrowers may cure (and shall be deemed to have cured) an Event of Default arising out of a breach of the Fixed Charge Coverage Ratio set forth in clauses (a) of Section 14 (the “Specified Financial Covenants”) if they receive the cash proceeds of an Equity Cure within ten (10) days after the date on which the Specified Financial Covenants are first required to be tested pursuant to the terms hereof.
(ii)Borrowers shall promptly notify Agent of its receipt of any Equity Cure (and shall immediately apply the same to the payment of the Obligations in the manner specified in Section 2(b)(ii)).
(iii)Any Equity Cure shall be in immediately available funds and, subject to the limitations set forth in clause (v) below, shall be in an amount that is sufficient to cause the Borrowers to be in compliance with the Specified Financial Covenants as at the end of the applicable Measurement Period (but not greater than such amount).
(iv)Upon delivery of a certificate by Borrower Representative to Agent as to the amount of such Equity Cure and that such amount (i) has been applied in accordance with clause (ii) above, and (ii) is in an amount equal to (but not greater than) the amount required by clause (iii) above, then any Event of Default that occurred and is continuing from a breach of any of the Specified Financial Covenants shall be deemed cured with no further action required by the Agent or Lenders.  Prior to the date of the delivery of a certificate conforming to the requirements of this section, any Event of Default that has occurred as a result of a breach of any of the Specified Financial Covenants shall be deemed to be continuing and, as a result, the Lenders shall have no obligation to make additional loans or otherwise extend additional credit hereunder.  In the event Borrowers do not cure all financial covenant violations as provided in this Section 14(b),
50

the existing Event(s) of Default shall continue unless waived in writing by the Agent and Lenders in accordance with this Agreement.
(v)Notwithstanding anything to the contrary contained in the foregoing or this Agreement, (i) Borrowers’ rights under this Section 14(b) may be exercised only one (1) time during the term of this Agreement, (ii) the Equity Cure shall be no greater than the amount required to cause Borrowers to be in compliance with the Specified Financial Covenants, and (iii) the Equity Cure shall be disregarded for purposes of determining EBITDA for any pricing, financial covenant-based conditions or any baskets with respect to the covenants contained in this Agreement and there shall be no pro forma reduction in indebtedness with the proceeds of any Equity Cure for determining compliance with the Specified Financial Covenants or for determining any pricing, financial covenant-based conditions or baskets with respect to the covenants contained in this Agreement, in each case in the quarter in which such Equity Cure is used.
15.DEFAULT.  The occurrence of any one or more of the following events shall constitute an “Event of Default” by Borrowers hereunder:
(a)Payment.  The failure of any Obligor to pay when due, declared due, or demanded by Agent, at the request of the Requisite Lenders, any of the Liabilities.
(b)Breach of this Agreement and the Other Agreements.  The failure of any Obligor to perform, keep or observe any of the covenants, conditions, promises, agreements or obligations of such Obligor under this Agreement or any of the Other Agreements; provided that any such failure by a Borrower under subsections 12(b)(i), (iv), (v), (vi), 12(c) and 12(i) of this Agreement shall not constitute an Event of Default hereunder until the fifteenth (15th) day following notice thereof by Agent to such Borrower.
(c)Breaches of Other Obligations.  The failure of any Obligor to perform, keep or observe any of the covenants, conditions, promises, agreements or obligations of such Obligor under any other agreement with any Person if such failure might have a Material Adverse Effect on such Obligor, any Event of Default under the Credit Agreement with respect to the Intercompany Loans or any Event of Default under the documentation with respect to the BofA equipment Leasing Indebtedness.
(d)Breach of Representations and Warranties.  The making or furnishing by any Obligor, Agent or any Lender of any representation, warranty, certificate, schedule, report or other communication within or in connection with this Agreement or the Other Agreements or in connection with any other agreement between such Obligor and Agent or any Lender, which is untrue or misleading in any respect.
(e)Loss of Collateral.  The loss, theft, damage or destruction of any of the Collateral in an amount in excess of $100,000.00 in the aggregate for all such events during any year of the Original Term as determined by Agent in its sole discretion, or (except as permitted hereby) sale, lease or furnishing under a contract of service of, any of the Collateral.
(f)Levy, Seizure or Attachment.  The making or any attempt by any Person to make any levy, seizure or attachment upon any of the Collateral.
51

(g)Bankruptcy or Similar Proceedings.  The commencement of any proceedings in bankruptcy by or against any Obligor or for the liquidation or reorganization of any Obligor, or alleging that such Obligor is insolvent or unable to pay its debts as they mature, or for the readjustment or arrangement of any Obligor’s debts, whether under the United States Bankruptcy Code or under any other law, whether state or federal, now or hereafter existing, for the relief of debtors, or the commencement of any analogous statutory or non-statutory proceedings involving any Obligor; provided, however, that if such commencement of proceedings against such Obligor is involuntary, such action shall not constitute an Event of Default unless such proceedings are not dismissed within sixty (60) days after the commencement of such proceedings, though Agent and Lenders shall have no obligation to make Loans or issue, or cause to be issued, Letters of Credit on behalf of Borrowers during such sixty (60) day period or, if earlier, until such proceedings are dismissed.
(h)Appointment of Receiver.  The appointment of a receiver or trustee for any Obligor, for any of the Collateral or for any substantial part of any Obligor’s assets or the institution of any proceedings for the dissolution, or the full or partial liquidation, or the merger or consolidation, of any Obligor which is a corporation, limited liability company or a partnership; provided, however, that if such appointment or commencement of proceedings against such Obligor is involuntary, such action shall not constitute an Event of Default unless such appointment is not revoked or such proceedings are not dismissed within sixty (60) days after the commencement of such proceedings, though Agent and Lenders shall have no obligation to make Loans or issue, or cause to be issued, Letters of Credit on behalf of Borrowers during such sixty (60) day period or, if earlier, until such appointment is revoked or such proceedings are dismissed.
(i)Judgment.  The entry of any judgment or orders aggregating in excess of $100,000.00 against any Obligor which remains unsatisfied or undischarged and in effect for thirty (30) days after such entry without a stay of enforcement or execution.
(j)Death or Dissolution of Obligor.  The death of any Obligor who is a natural Person, or of any general partner who is a natural Person of any Obligor which is a partnership, or any member who is a natural Person of any Obligor which is a limited liability company or the dissolution of any Obligor which is a partnership, limited liability company, corporation or other entity.
(k)Default or Revocation of Guaranty.  The occurrence of an event of default under, or the revocation or termination of, any agreement, instrument or document executed and delivered by any Person to Agent or any Lender pursuant to which such Person has guaranteed to Agent and Lenders the payment of all or any of the Liabilities or has granted Agent a security interest in or lien upon some or all of such Person’s real and/or personal property to secure the payment of all or any of the Liabilities, or pursuant to which such Person has subordinated any indebtedness or liens to the indebtedness and liens subject to this Agreement.
(l)Criminal Proceedings.  The institution in any court of a criminal proceeding against any Obligor, or the indictment of any Obligor for any crime.
52

(m)Change of Control.  The failure of AMCON to own and have voting control of at least one hundred percent (100%) of the issued and outstanding voting equity interest of each Borrower.
(n)BofA Equipment Leasing Intercreditor. The failure of Borrowers to have put in place an intercreditor agreement between BofA Equipment Leasing and Agent, in form and substance acceptable to Agent, with in thirty (30) days of the Closing Date, or such longer time period deemed acceptable to Agent in their sole discretion.
16.REMEDIES UPON AN EVENT OF DEFAULT.
(a)Upon the occurrence of an Event of Default described in subsection 15(g) hereof, all of the Liabilities shall immediately and automatically become due and payable, without notice of any kind.  Upon the occurrence of any other Event of Default, all Liabilities may, at the option of Requisite Lenders, and without demand, notice or legal process of any kind, be declared, and immediately shall become, due and payable.
(b)Upon the occurrence of an Event of Default, Agent may exercise from time to time any rights and remedies available to it under the Uniform Commercial Code and any other applicable law in addition to, and not in lieu of, any rights and remedies expressly granted in this Agreement or in any of the Other Agreements and all of Agent’s rights and remedies shall be cumulative and non-exclusive to the extent permitted by law.  In particular, but not by way of limitation of the foregoing, Agent may, without notice, demand or legal process of any kind, take possession of any or all of the Collateral (in addition to Collateral of which it already has possession), wherever it may be found, and for that purpose may pursue the same wherever it may be found, and may enter onto any of Borrowers’ premises where any of the Collateral may be, and search for, take possession of, remove, keep and store any of the Collateral until the same shall be sold or otherwise disposed of, and Agent shall have the right to store the same at any of Borrowers’ premises without cost to Agent or Lenders.  At Agent’s request, each Borrower shall, at Borrowers’ expense, assemble the Collateral and make it available to Agent at one or more places to be designated by Agent and reasonably convenient to Agent and such Borrower.  Each Borrower recognizes that if a Borrower fails to perform, observe or discharge any of its Liabilities under this Agreement or the Other Agreements, no remedy at law will provide adequate relief to Agent and Lenders, and agrees that Agent and Lenders shall be entitled to temporary and permanent injunctive relief in any such case without the necessity of proving actual damages.  Any notification of intended disposition of any of the Collateral required by law will be deemed to be a reasonable authenticated notification of disposition if given at least ten (10) days prior to such disposition and such notice shall (i) describe Agent and the applicable Borrower(s), (ii) describe the Collateral that is the subject to the intended disposition, (iii) state the method of the intended disposition, (iv) state that the applicable Borrower(s) is entitled to an accounting of the Liabilities and state the charge, if any, for an accounting and (v) state the time and place of any public disposition or the time after which any private sale is to be made.  Agent and Lenders may disclaim any warranties that might arise in connection with the sale, lease or other disposition of the Collateral and has no obligation to provide any warranties at such time.  Any Proceeds of any disposition by Agent of any of the Collateral may be applied by Agent to the payment of expenses in connection with the Collateral, including, without limitation, legal expenses and reasonable attorneys’ fees, and any balance of such Proceeds may be applied by Agent toward the payment
53

of such of the Liabilities, and in such order of application, as Agent may from time to time elect; provided, however, principal and interest on the Revolving Loans shall be fully satisfied prior to applying such proceeds to Borrowers’ Rate Hedging Obligations owed to BMO.
17.CONDITIONS PRECEDENT.  The obligation of Agent and Lenders to fund the initial Revolving Loan, and to issue or cause to be issued the initial Letter of Credit, is subject to the satisfaction or waiver on or before the date hereof of the following conditions precedent:
(a)Agent shall have received each of the agreements, opinions, reports, approvals, consents, certificates and other documents set forth on the closing document list attached hereto as Schedule 17(a) (the “Closing Document List”) in each case in form and substance satisfactory to Agent;
(b)Since the formation of Borrowers, no event shall have occurred which has had or could reasonably be expected to have a Material Adverse Effect on any Obligor, as determined by Agent or Requisite Lenders in its sole discretion;
(c)Borrowers shall have Excess Availability, after giving effect to the Revolving Loans made on the Closing date, of not less than $5,000,000;
(d)Agent shall have received payment in full of all fees and expenses payable to it by Borrowers or any other Person in connection herewith, on or before disbursement of the initial Loans hereunder;
(e)Agent shall have received copies of the Eighth Amendment to Second Amended and Restated Loan and Security Agreement dated on or about the Closing Date among AMCOM, certain of its affiliates, Bank of America, N.A., as agent, and the lenders party thereto;
(f)Agent shall have received copies of the documentation related to the BofA Equipment Leasing Indebtedness; and
(g)The Obligors shall have executed and delivered to Agent all such other documents, instruments and agreements which Agent determines are reasonably necessary to consummate the transactions contemplated hereby.
18.JOINT AND SEVERAL LIABILITY.
(a)Notwithstanding anything to the contrary contained herein, all Liabilities of each Borrower hereunder shall be joint and several obligations of Borrowers.
(b)Notwithstanding any provisions of this Agreement to the contrary, it is intended that the joint and several nature of the Liabilities of Borrowers and the liens and security interests granted by Borrowers to secure the Liabilities, not constitute a “Fraudulent Conveyance” (as defined below).  Consequently, Agent and Borrowers agree that if the Liabilities of a Borrower, or any liens or security interests granted by such Borrower securing the Liabilities would, but for the application of this sentence, constitute a Fraudulent Conveyance, the Liabilities of such Borrower and the liens and security interests securing such Liabilities shall be valid and enforceable only to the maximum extent that would not cause such Liabilities or such lien or
54

security interest to constitute a Fraudulent Conveyance, and the Liabilities of such Borrower and this Agreement shall automatically be deemed to have been amended accordingly.  For purposes hereof, “Fraudulent Conveyance” means a fraudulent conveyance under Section 548 of Chapter 11 of Title II of the United States Code (11 U.S.C. Subsection 101, et seq.), as amended (the “Bankruptcy Code”) or a fraudulent conveyance or fraudulent transfer under the applicable provisions of any fraudulent conveyance or fraudulent transfer law or similar law of any state, nation or other governmental unit, as in effect from time to time.
(c)Each Borrower assumes responsibility for keeping itself informed of the financial condition of the each other Borrower, and any and all endorsers and/or guarantors of any instrument or document evidencing all or any part of such other Borrower’s Liabilities and of all other circumstances bearing upon the risk of nonpayment by such other Borrowers of their Liabilities and each Borrower agrees that Agent or Lenders shall not have any duty to advise such Borrower of information known to Agent or Lenders regarding such condition or any such circumstances or to undertake any investigation not a part of its regular business routine.  If Agent or any Lender, in their sole discretion, undertakes at any time or from time to time to provide any such information to a Borrower, Agent or such Lender, as applicable, shall not be under any obligation to update any such information or to provide any such information to such Borrower on any subsequent occasion.
(d)Agent and the Lenders are hereby authorized, without notice or demand and without affecting the liability of a Borrower hereunder, to, at any time and from time to time, (i) renew, extend, accelerate or otherwise change the time for payment of, or other terms relating to a Borrower’s Liabilities or otherwise modify, amend or change the terms of any promissory note or other agreement, document or instrument now or hereafter executed by a Borrower and delivered to Agent or the Lenders; (ii) accept partial payments on a Borrower’s Liabilities; (iii) take and hold security or collateral for the payment of a Borrower’s Liabilities hereunder or for the payment of any guaranties of a Borrower’s Liabilities or other liabilities of a Borrower and exchange, enforce, waive and release any such security or collateral; (iv) apply such security or collateral and direct the order or manner of sale thereof as Agent, in its sole discretion, may determine; and (v) settle, release, compromise, collect or otherwise liquidate a Borrower’s Liabilities and any security or collateral therefor in any manner, without affecting or impairing the obligations of the other Borrowers.  Agent shall have the exclusive right to determine the time and manner of application of any payments or credits, whether received from a Borrower or any other source, and such determination shall be binding on such Borrower.  All such payments and credits may be applied, reversed and reapplied, in whole or in part, to any of a Borrower’s Liabilities as Agent shall determine in its sole discretion without affecting the validity or enforceability of the Liabilities of the other Borrowers.
(e)Each Borrower hereby agrees that, except as hereinafter provided, its obligations hereunder shall be unconditional, irrespective of (i) the absence of any attempt to collect a Borrower’s Liabilities from any Borrower or any guarantor or other action to enforce the same; (ii) the waiver or consent by Agent or any Lender with respect to any provision of any instrument evidencing Borrowers’ Liabilities, or any part thereof, or any other agreement heretofore, now or hereafter executed by a Borrower and delivered to Agent or any Lender; (iii) failure by Agent to take any steps to perfect and maintain its security interest in, or to preserve its rights to, any security or collateral for Borrowers’ Liabilities; (iv) the institution of any
55

proceeding under the Bankruptcy Code, or any similar proceeding, by or against a Borrower or Agent’s election in any such proceeding of the application of Section 1111(b)(2) of the Bankruptcy Code; (v) any borrowing or grant of a security interest by any Borrower as debtor-in-possession, under Section 364 of the Bankruptcy Code; (vi) the disallowance, under Section 502 of the Bankruptcy Code, of all or any portion of Agent’s or any Lender’s claim(s) for repayment of any of Borrowers’ Liabilities; or (vii) any other circumstance which might otherwise constitute a legal or equitable discharge or defense of a guarantor.
(f)No payment made by or for the account of a Borrower including, without limitations, (i) a payment made by such Borrower on behalf of another Borrower’s Liabilities or (ii) a payment made by any other person under any guaranty, shall entitle such Borrower, by subrogation or otherwise, to any payment from such other Borrower or from or out of such other Borrower’s property and such Borrower shall not exercise any right or remedy against such other Borrower or any property of such other Borrower by reason of any performance of such Borrower of its joint and several obligations hereunder.
19.SETTLEMENTS, DISTRIBUTIONS AND APPORTIONMENT OF PAYMENTS.  On a weekly basis (or more frequently if requested by Agent (a “Settlement Date”), Agent shall provide each Lender with a statement of the outstanding balance of the Liabilities as of the end of the Business Day immediately preceding the Settlement Date (the “Pre-Settlement Determination Date”) and the current balance of the Loans funded by each Lender (whether made directly by such Lender to Borrowers or constituting a settlement by such Lender of a previous Disproportionate Advance made by Agent on behalf of such Lender to Borrowers).  If such statement discloses that such Lender’s current balance of the Loans as of the Pre-Settlement Determination Date exceeds such Lender’s Pro Rata Share of the Liabilities outstanding as of the Pre-Settlement Determination Date, then Agent shall, on the Settlement Date, transfer, by wire transfer, the net amount due to such Lender in accordance with such Lender’s instructions, and if such statement discloses that such Lender’s current balance of the Loans as of the Pre-Settlement Determination Date is less than such Lender’s Pro Rata Share of the Liabilities outstanding as of the Pre-Settlement Determination Date, then such Lender shall, on the Settlement Date, transfer, by wire transfer the net amount due to Agent in accordance with Agent’s instructions.  In addition, payments actually received by Agent with respect to the following items shall be distributed by Agent to Lenders as follows:
(a)Within one (1) Business Day of receipt thereof by Agent, payments to be applied to interest on the Loans shall be paid to each Lender in proportion to its Pro Rata Share, subject to any adjustments for any Disproportionate Advances as provided in subsection 2(a)(i), so that Agent shall receive interest on the Disproportionate Advances and each Lender shall only receive interest on the amount of funds actually advanced by such Lender;
(b)Within one (1) Business Day of receipt thereof by Agent, payments to be applied to the Letter of Credit fee set as provided in Section 3(a) hereof shall be paid to each Lender in proportion to its Pro Rata Share; and
(c)Within one (1) Business Day of receipt thereof by Agent, payments to be applied to the unused line fee set forth in subsection 4(f)(ii) hereof shall be paid to each Lender in proportion to its Pro Rata Share.
56

Notwithstanding the foregoing, Agent shall not be obligated to transfer to any Defaulting Lender any payment made by Borrowers to Agent, nor shall such Defaulting Lender be entitled to share any interest, fees or other payment hereunder, until payment is made by such Defaulting Lender to Agent as required in this Agreement.

20.AGENT.
(a)Appointment of Agent.
(i)Each Lender hereby designates BMO as Agent to act as herein specified.  Each Lender hereby irrevocably authorizes Agent to take such action on its behalf under the provisions of this Agreement and the notes and any other instruments and agreements referred to herein and to exercise such powers and to perform such duties hereunder and thereunder as are specifically delegated to or required of Agent by the terms hereof and thereof and such other powers as are reasonably incidental thereto.  Except as otherwise provided herein, Agent shall hold all Collateral and all payments of principal, interest, fees, charges and expenses received pursuant to this Agreement or any of the Other Agreements for the benefit of Lenders.  Agent may perform any of its duties hereunder by or through its agents or employees.
(ii)The provisions of this Section 20 are solely for the benefit of Agent and Lenders, and neither Borrowers nor any other Obligor shall have any rights as a third party beneficiary of any of the provisions hereof.  In performing its functions and duties under this Agreement, Agent shall act solely as agent of Lenders and does not assume and shall not be deemed to have assumed any obligation toward or relationship of agency or trust with or for any Obligor.
(b)Nature of Duties of Agent.  Agent shall not have duties, obligations or responsibilities except those expressly set forth in this Agreement and the Other Agreements.  Neither Agent nor any of its officers, directors, employees or agents shall  be liable for any action taken or omitted by it as such hereunder or in connection herewith, unless caused by its or their gross negligence or willful misconduct.  The duties of Agent shall be mechanical and administrative in nature; Agent shall not have by reason of this Agreement or the Other Agreements a fiduciary relationship in respect of any Lender; and nothing in this Agreement or the Other Agreements, expressed or implied, is intended to or shall be so construed as to impose upon Agent any obligations in respect of this Agreement or the Other Agreements except as expressly set forth herein.
(c)Lack of Reliance on Agent.
(i)Independently and without reliance upon Agent, each Lender, to the extent it deems appropriate, has made and shall continue to make (A) its own independent investigation of the financial or other condition and affairs of Agent, each Obligor and any other Lender in connection with the taking or not taking of any action in connection herewith and (B) its own appraisal of the creditworthiness of Agent, each Obligor and any other Lender, and, except as expressly provided in this Agreement, Agent shall not have any duty or responsibility, either initially or on a continuing basis, to provide any Lender
57

with any credit or other information with respect thereto, whether coming into its possession before the making of the Loans or at any time or times thereafter.
(ii)Agent shall not be responsible to any Lender for any recitals, statements, information, representations or warranties herein or in any document, certificate or other writing delivered in connection herewith or for the execution, effectiveness, genuineness, validity, enforceability, collectability, priority or sufficiency of this Agreement or the Other Agreements or any notes or the financial or other condition of any Obligor.  Agent shall not be required to make any inquiry concerning either the performance or observance of any of the terms, provisions or conditions of this Agreement or the Other Agreements, or the financial condition of any Obligor, or the existence or possible existence of any Event of Default.
(d)Certain Rights of Agent.  Agent shall have the right to request instructions from Requisite Lenders or all Lenders, as applicable, pursuant to this Agreement, by notice to each Lender.  If Agent shall request instructions from Requisite Lenders or all Lenders, as applicable, with respect to any act or action (including the failure to act) in connection with this Agreement, Agent shall be entitled to refrain from such act or taking such action unless and until Agent shall have received instructions from Requisite Lenders or all Lenders, as applicable, and Agent shall not incur liability to any Person by reason of so refraining.  Without limiting the foregoing, no Lender shall have any right of action whatsoever against Agent as a result of Agent acting or refraining from acting hereunder in accordance with the instructions of Requisite Lenders or all Lenders, as applicable.
(e)Reliance by Agent.  Agent shall be under no duty to examine, inquire into, or pass upon the validity, effectiveness or genuineness of this Agreement, any of the Other Agreements or any instrument, document or communication furnished pursuant hereto or thereto or in connection herewith or therewith.  Agent shall be entitled to rely, and shall be fully protected in relying, upon any note, writing, resolution, notice, statement, certificate, telex, teletype or telecopier message, cablegram, radiogram, order, electronic mail or other documentary, teletransmission or telephone message believed by it to be genuine and correct and to have been signed, sent or made by the proper person.  Agent may consult with legal counsel (including counsel for any Obligor with respect to matters concerning any Obligor), independent public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken by it in good faith in accordance with the advice of such counsel, accountants or experts.
(f)Indemnification of Agent.  To the extent Agent is not promptly reimbursed and indemnified by Borrowers, each Lender will reimburse and indemnify Agent, in proportion to its Pro Rata Share, for and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses (including counsel fees and disbursements) or disbursements of any kind or nature whatsoever which may be imposed on, incurred by or asserted against Agent in performing its duties hereunder, in any way relating to or arising out of this Agreement; provided, that no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from Agent’s gross negligence or willful misconduct.  If any indemnity furnished to Agent for any purpose shall, in the opinion of Agent, be insufficient or become impaired, Agent may call for additional indemnities and cease to do, or not commence, the acts to be indemnified against, even
58

if so directed by Requisite Lenders or all Lenders, as applicable, until such additional indemnification is provided.  The obligations of Lenders under this subsection 20(f) shall survive the payment in full of the Liabilities and the termination of this Agreement.
(g)Agent in its Individual Capacity.  With respect to the Loans made by it pursuant hereto, Agent shall have the same rights and powers hereunder as any other Lender or holder of a note or participation interest and may exercise the same as though it was not performing the duties specified herein; and the terms “Lenders,” “Requisite Lenders” or any similar terms shall, unless the context clearly otherwise indicates, include Agent in its individual capacity.  Agent may accept deposits from, lend money to, acquire equity interests in, and generally engage in any kind of banking, trust, financial advisor or other business with Borrowers or any Affiliate of Borrowers as if it were not performing the duties specified herein, and may accept fees and other consideration from Borrowers for services in connection with this Agreement and otherwise without having to account for the same to Lenders, to the extent such activities are not in contravention of the terms of this Agreement.
(h)Holders of Notes.  Agent may deem and treat the payee of any promissory note as the owner thereof for all purposes hereof unless and until a written notice of the assignment or transfer thereof shall have been filed with Agent.  Any request, authority or consent of any Person who, at the time of making such request or giving such authority or consent, is the holder of any promissory note, shall be conclusive and binding on any subsequent holder, transferee or assignee of such promissory note or of any promissory note or notes issued in exchange therefor.
(i)Successor Agent.  Agent may, upon five (5) Business Days’ notice to Lenders and Borrower Representative, resign at any time (effective upon the appointment of a successor Agent pursuant to the provisions of this subsection 20(i)) by giving written notice thereof to Lenders and Borrower Representative.  Upon any such resignation, Requisite Lenders shall have the right, upon five (5) days’ notice, to appoint a successor Agent.  If no successor Agent shall have been so appointed by Requisite Lenders and accepted such appointment, within thirty (30) days after the retiring Agent’s giving of notice of resignation, then, upon five (5) days’ notice, the retiring Agent may, on behalf of Lenders, appoint a successor Agent, which shall be a bank or a trust company or other financial institution which maintains an office in the United States, or a commercial bank organized under the laws of the United States of America or of any State thereof, or any affiliate of such bank or trust company or
(i)other financial institution which is engaged in the banking business, having a combined capital and surplus of at least Fifty Million and No/100 Dollars ($50,000,000.00).
(ii)Upon the acceptance of any appointment as an Agent hereunder by a successor Agent, such successor Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Agent, and the retiring Agent shall be discharged from its duties and obligations under this Agreement.  After any retiring Agent’s resignation hereunder as Agent, the provisions of this Section 20 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was an Agent under this Agreement.
59

(j)Collateral Matters.
(i)Each Lender authorizes and directs Agent to enter into the Other Agreements for the benefit of Lenders.  Each Lender hereby agrees that, except as otherwise set forth herein, any action taken by Requisite Lenders in accordance with the provisions of this Agreement or the Other Agreements, and the exercise by the Requisite Lenders of the powers set forth herein or therein, together with such other powers as are reasonably incidental thereto, shall be authorized and binding upon all Lenders.  Agent is hereby authorized on behalf of all Lenders, without the necessity of any notice to or further consent from any Lender to take any action with respect to any Collateral or Other Agreements which may be necessary to perfect and maintain perfected the security interest in and liens upon the Collateral granted pursuant to this Agreement and the Other Agreements.
(ii)Agent will not, without the verbal consent of all Lenders, which consent shall (a) be confirmed promptly thereafter in writing and (b) not be unreasonably withheld or delayed, execute any release of Agent’s security interest in any Collateral except for releases relating to dispositions of Collateral (x) permitted by this Agreement and (y) in connection with the repayment in full of all of the Liabilities by Borrowers and the termination of all obligations of Agent and Lenders under this Agreement and the Other Agreements; provided, that with the consent of Requisite Lenders, Agent may release its liens on Collateral having a book value not greater than ten percent (10%) of the total book value of all Collateral, as determined by Agent, either in a single transaction or series of related transactions, not to exceed twenty percent (20%) of the book value of all Collateral in any Fiscal Year.  Agent shall not be required to execute any such release on terms which, in Agent’s opinion, would expose Agent to liability or create any obligation or entail any consequence other than the release of such liens without recourse or warranty.  In the event of any sale or transfer of any of the Collateral, Agent shall be authorized to deduct all of the expenses reasonably incurred by Agent from the proceeds of any such sale or transfer.
(iii)Lenders hereby agree that the lien granted to Agent in any property sold or disposed of in accordance with the provisions of the Agreement shall be automatically released; provided, however that Agent’s lien shall attach to and continue for the benefit of Agent and Lenders in the proceeds and products of such property arising from any such sale or disposition.
(iv)To the extent, pursuant to the provisions of this subsection 20(j), Agent’s execution of a release is required to release its lien upon any sale and transfer of Collateral which is consented to in writing by Requisite Lenders or all Lenders, as applicable, and upon at least five (5) Business Days’ prior written request by Borrower Representative, Agent shall (and is hereby irrevocably authorized by Lenders to) execute such documents as may be necessary to evidence the release of the liens granted to Agent for the benefit of Lenders herein or pursuant hereto upon the Collateral that was sold or transferred.
(v)Agent shall not have any obligation whatsoever to Lenders or to any other Person to assure that the Collateral exists or is owned by Borrowers or any other
60

Obligor or is cared for, protected or insured or that the liens granted to Agent herein or pursuant hereto have been properly or sufficiently or lawfully created, perfected, protected or enforced or are entitled to any particular priority, or to exercise or to continue exercising at all or in any manner or under any duty of care, disclosure or fidelity any of the rights, authorities and powers granted or available to Agent in this Section 20 or in any of the Other Agreements, it being understood and agreed that in respect of the Collateral, or any act, omission or event related thereto, Agent may act in any manner it may deem appropriate, in its sole discretion, given Agent’s own interest in the Collateral as one of Lenders and that Agent shall have no duty or liability whatsoever to Lenders, except for its gross negligence or willful misconduct.
(vi)In the event that any Lender receives any Proceeds of any Collateral by setoff, exercise of any banker’s lien or otherwise, in an amount in excess of such Lender’s Pro Rata Share of such Proceeds, such Lender shall purchase for cash (and other Lenders shall sell) interests in each of such other Lender’s Pro Rata Share of the Liabilities as would be necessary to cause all Lenders to share the amount so set off or otherwise received with each other Lender in accordance with their respective Pro Rata Shares.  No Lender shall exercise any right of set off or banker’s lien without the prior written consent of Agent.
(k)Actions with Respect to Defaults.  In addition to Agent’s right to take actions on its own accord as permitted under this Agreement, Agent shall take such action with respect to an Event of Default as shall be directed by Requisite Lenders or all Lenders, as applicable, under this Agreement; provided, that until Agent shall have received such directions, Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Event of Default as it shall deem advisable and in the best interests of Lenders.  No Lender shall have any right individually to enforce or seek to enforce this Agreement or any Other Agreement or to realize upon any Collateral, unless instructed to do so by Agent.
(l)Delivery of Information.  Agent shall not be required to deliver to any Lender originals or copies of any documents, instruments, notices, communications or other information received by Agent from any Borrower or any other Obligor, Requisite Lenders, any Lender or any other Person under or in connection with this Agreement or any Other Agreement except (i) as specifically provided in this Agreement or any Other Agreement and (ii) as specifically requested from time to time in writing by any Lender with respect to a specific document, instrument, notice or other written communication received by and in the possession of Agent at the time of receipt of such request and then only in accordance with such specific request.
(m)Demand.  Subject to the terms of this Agreement, Agent shall make demand for repayment by Borrowers of all Liabilities owing by Borrowers hereunder, after the occurrence of an Event of Default, upon the written request of Requisite Lenders.  Agent shall make such demand in such manner as it deems appropriate, in its sole discretion, to effectuate the request of the Requisite Lenders.  Nothing contained herein shall limit the discretion of Agent to take reserves, to deem certain Accounts and Inventory ineligible, or to exercise any other discretion granted to Agent in this Agreement.
61

(n)Notice of Default.  Agent shall not be deemed to have knowledge or notice of the occurrence of any Event of Default or any event which, with passage of time or giving of notice, could become an Event of Default, except with respect to Events of Default arising as a result of any Borrower failure to pay principal, interest or fees required to be paid to Agent for the benefit of Lenders, unless Agent shall have received written notice from a Lender or Borrower Representative describing such Event of Default or event which, with the passage of time or giving of notice, could become an Event of Default, and which identifies such event as a “notice of default”.  Upon receipt of any such notice or Agent becoming aware of Borrower’s failure to pay principal, interest or fees required to be paid to Agent for the benefit of Lenders, Agent will notify each Lender of such receipt.
21.ASSIGNABILITY.
(a)Borrowers shall not have the right to assign this Agreement or any interest therein except with the prior written consent of Agent and all Lenders.
(b)Any Lender may make, carry or transfer Loans at, to or for the account of, any of its branch offices or the office of an Affiliate of such Lender except to the extent such transfer would result in increased costs to Borrowers.
(c)Each Lender may, with the consent of Agent which consent shall not be unreasonably withheld, but without the consent of any other Lender nor Borrower Representative, assign to one or more banks or other financial institutions all or a portion of its rights and obligations under this Agreement and the Other Agreements; provided, that (i) for each such assignment, the parties thereto shall execute and deliver to Agent, for its acceptance and recording in the Register (as defined below), an Assignment and Acceptance Agreement in the form attached hereto as Exhibit D (the “Assignment and Acceptance”), and a processing and recordation fee of Three Thousand Five Hundred and No/100 Dollars ($3,500.00) to be paid by the assignee, and (ii) no such assignment shall be for less than Five Million and No/100 Dollars ($5,000,000.00).  Upon such execution and delivery of the Assignment and Acceptance to Agent, from and after the date specified as the effective date in the Assignment and Acceptance, (x) the assignee thereunder shall be a party hereto, and, to the extent that rights and obligations hereunder have been assigned to it pursuant to such Assignment and Acceptance, such assignee shall have the rights and obligations of a Lender hereunder and (y) the assignor thereunder shall, to the extent that rights and obligations hereunder have been assigned by it pursuant to such Assignment and Acceptance, relinquish its rights (other than any rights it may have pursuant to Section 23 of this Agreement which will survive) and be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all or the remaining portion of an assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto).
(d)By executing and delivering an Assignment and Acceptance, the assignee thereunder confirms and agrees as follows:  (i) other than as provided in such Assignment and Acceptance, the assigning Lender makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with this Agreement and the Other Agreements or the execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement or any of the Other Agreements, (ii) such assigning Lender makes no representation or warranty and assumes no
62

responsibility with respect to the financial condition of Borrowers or any other Obligor or the performance or observance by Borrowers or any other Obligor of its obligations under this Agreement and the Other Agreement, (iii) such assignee confirms that it has received a copy of this Agreement and the Other Agreements, together with copies of the financial statements referred to in Section 9 of this Agreement and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Acceptance, (iv) such assignee will, independently and without reliance upon Agent, such assigning Lender or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement, (v) such assignee appoints and authorizes Agent to take such action as agent on its behalf and to exercise such powers under this Agreement as are delegated to Agent by the terms hereof, together with such powers as are reasonably incidental thereto and (vi) such assignee agrees that it will perform in accordance with their terms all of the obligations which by the terms of this Agreement are required to be performed by it as a Lender.
(e)Agent shall, maintain at its address referred to in Section 24 of the Agreement a copy of each Assignment and Acceptance delivered to and accepted by it and a register for the recordation of the names and addresses of Lenders and the Revolving Loan Commitments of, and principal amount of the Loans owing to, each Lender from time to time (the “Register”).  The entries in the Register shall be conclusive and binding for all purposes, absent manifest error, and Borrowers, Agent and Lenders may treat each Person whose name is recorded in the Register as a Lender hereunder for all purposes of this Agreement.  The Register and copies of each Assignment and Acceptance shall be available for inspection by Borrowers, Agent or any Lender at any reasonable time and from time to time upon reasonable prior notice.
(f)Upon its receipt of an Assignment and Acceptance executed by an assigning Lender, Agent shall, if such Assignment and Acceptance has been completed and is in substantially the form of Exhibit D hereto, (i) accept such Assignment and Acceptance, (ii) record the information contained therein in the Register and (iii) give prompt notice thereof to Borrower Representative.  Within five (5) Business Days after Borrower Representative’s receipt of such notice, Borrowers shall execute and deliver to Agent in exchange for the surrendered promissory note or notes, a new promissory note or notes to the order of the assignee in amounts equal to such assignee’s commitments and outstanding Loans hereunder and, if the assigning Lender has retained a portion of the Loans, a new promissory note or notes to the order of the assigning Lender in an amount equal to the remaining commitments and outstanding Loans hereunder of such assigning Lender under the terms of this Agreement.  Such new promissory note or notes shall re-evidence the indebtedness outstanding under the old promissory note or notes and shall be in the aggregate principal amount of such surrendered promissory note or notes, shall be dated of even date herewith and shall otherwise be in substantially the form of the promissory note or notes subject to such assignment.
(g)Each Lender may sell participations (without the consent of Agent, Borrowers or any other Lender) to one or more parties, in or to all (or a portion) of its rights and obligations under this Agreement (including, without limitation, all or a portion of its Revolving Loan Commitment, or the Loans owing to it); provided, that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, (iii) Borrowers, Agent, and the other
63

Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement and (iv) such Lender shall not transfer, grant, assign or sell any participation under which the participant shall have rights to approve any amendment or waiver of this Agreement.
(h)Each Lender agrees that, without the prior written consent of Borrowers and Agent, it will not make any assignment hereunder in any manner or under any circumstances that would require registration or qualification of, or filings in respect of, any Loan or other Liabilities under the securities laws of the United States of America or of any jurisdiction.
(i)In connection with the efforts of any Lender to assign its rights or obligations or to participate interests, such Lender may disclose any information in its possession regarding Borrowers.
22.AMENDMENTS, ETC.  No amendment or waiver of any provision of this Agreement or any of the Other Agreements, nor consent to any departure by any Obligor therefrom, shall in any event be effective unless the same shall be in writing and signed by Agent, Requisite Lenders, or if Lenders shall not be parties thereto, by the parties thereto and consented to by Requisite Lenders, and each such amendment, waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, that no amendment, waiver or consent shall, unless in writing and signed by all Lenders, do any of the following:  (i) increase the Revolving Loan Commitments of Lenders or subject Lenders to any additional obligations to extend credit to Borrowers, (ii) reduce the principal of, or interest on, the Loans (other than as expressly permitted herein) or any fees hereunder, (iii) postpone any date fixed for any payment in respect of principal of, or interest on, the Loan or any fees hereunder, (iv) change the Pro Rata Shares of Lenders, or any minimum requirement necessary for Lenders or Requisite Lenders to take any action hereunder, (v) amend or waive this Section 22, or change the definition of Requisite Lenders, (vi) increase  the advance rates set forth in subsection 2(a) hereof or (vii) except in connection with the financing, refinancing, sale or other disposition of any asset of Borrowers permitted under this Agreement (or to the extent Requisite Lender approval only is required with any such release pursuant to subsection 20(j) hereof), release or subordinate any liens in favor of Agent, for the benefit of Agent and Lenders, on any of the Collateral and provided further, that no amendment, waiver or consent affecting the rights or duties of Agent under this Agreement or any Other Agreement shall in any event be effective, unless in writing and signed by Agent in addition to Lenders required hereinabove to take such action.  Notwithstanding any of the foregoing to the contrary, (a) for purposes of voting or consenting to matters with respect to this Agreement and the Other Agreements, a Defaulting Lender shall not be considered a Lender and such Defaulting Lender’s Revolving Loan Commitment shall each be deemed to be $0 until such Defaulting Lender makes the payments required in this Agreement and (b) the consent of Borrowers shall not be required for any amendment, modification or waiver of the provisions of this Section 22.

In the event that any consent, waiver or amendment requiring the agreement of all Lenders as set forth above is agreed to by the Requisite Lenders, but not all Lenders, Agent may, in its sole discretion, cause any non-consenting Lender to assign its rights and obligations under this Agreement and the Other Agreements to one or more new Lenders or existing Lenders in the manner and according to the terms set forth in Section 21 of this Agreement; provided, that (i) no

64

Lender may be required to assign its rights and obligations to a new Lender because such lender is unwilling to increase its own loan commitments, (ii) such new Lender must be willing to consent to the proposed amendment, waiver or consent and (iii) in connection with such assignment the new Lender pays the assigning Lender an amount equal to the Liabilities owing to such assigning Lender, including all principal, accrued and unpaid interest and accrued and an unpaid fees to the date of assignment.  Such assignment shall occur within thirty (30) days of notice by Agent to such non-consenting Lender of Agent’s intent to cause such non-consenting Lender to assign its interests hereunder.

23.NONLIABILITY OF AGENT AND LENDERS.  The relationship between Borrowers, Agent and Lenders shall be solely that of borrowers and lender.  Neither Agent nor any Lender shall have any fiduciary responsibilities to Borrowers.  Neither Agent nor any Lender undertakes any responsibility to Borrowers to review or inform Borrowers of any matter in connection with any phase of Borrowers’ business or operations.
24.INDEMNIFICATION.  Borrowers agrees to defend (with counsel satisfactory to Agent), protect, indemnify and hold harmless Agent and each Lender, each affiliate or subsidiary of Agent and each Lender, and each of their respective officers, directors, employees, attorneys and agents (each an “Indemnified Party”) from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, claims, costs, expenses and disbursements of any kind or nature (including, without limitation, the disbursements and the reasonable fees of counsel for each Indemnified Party in connection with any investigative, administrative or judicial proceeding, whether or not the Indemnified Party shall be designated a party thereto), which may be imposed on, incurred by, or asserted against, any Indemnified Party (whether direct, indirect or consequential and whether based on any federal, state or local laws or regulations, including, without limitation, securities laws and regulations, Environmental Laws and commercial laws and regulations, under common law or in equity, or based on contract or otherwise) in any manner relating to or arising out of this Agreement or any Other Agreement, or any act, event or transaction related or attendant thereto, the making or issuance and the management of the Loans or any Letters of Credit or the use or intended use of the proceeds of the Loans or any Letters of Credit; provided, however, that Borrowers shall not have any obligation hereunder to any Indemnified Party with respect to matters caused by or resulting from the willful misconduct or gross negligence of such Indemnified Party. To the extent that the undertaking to indemnify set forth in the preceding sentence may be unenforceable because it is violative of any law or public policy, Borrowers shall satisfy such undertaking to the maximum extent permitted by applicable law.  Any liability, obligation, loss, damage, penalty, cost or expense covered by this indemnity shall be paid to each Indemnified Party on demand, and, failing prompt payment, shall, together with interest thereon at the highest rate then applicable to Loans hereunder from the date incurred by each Indemnified Party until paid by Borrowers, be added to the Liabilities of Borrowers and be secured by the Collateral.  The provisions of this Section 24 shall survive the satisfaction and payment of the other Liabilities and the termination of this Agreement.
25.NOTICE.  All written notices and other written communications with respect to this Agreement shall be sent by ordinary, certified or overnight mail, by telecopy or delivered in person, and in the case of Lender shall be sent to it at BMO Harris Bank N.A., 320 S. Canal, 16th Floor, Chicago, IL 60606, Attention: Henry’s Portfolio Manager, and in the case of Lender shall be sent to it at the address set forth below its name on the signature page hereto or in the
65

Assignment and Acceptance Agreement and in the case of Borrower Representative or any Borrower shall be sent to it at its principal place of business set forth on Exhibit A hereto or as otherwise directed by such Borrower in writing.  All notices shall be deemed received upon actual receipt thereof or refusal of delivery.
26.CHOICE OF GOVERNING LAW; CONSTRUCTION; FORUM SELECTION.  This Agreement and the Other Agreements are submitted by Borrowers to Agent and Lenders for their acceptance or rejection at Agent’s principal place of business as an offer by Borrowers to borrow monies from Agent and Lenders now and from time to time hereafter, and shall not be binding upon Agent or any Lender or become effective until accepted by Agent and Lenders, in writing, at said place of business.  If so accepted by Agent and Lenders, this Agreement and the Other Agreements shall be deemed to have been made at said place of business.  THIS AGREEMENT AND THE OTHER AGREEMENTS SHALL BE GOVERNED AND CONTROLLED BY THE INTERNAL LAWS OF THE STATE OF ILLINOIS AS TO INTERPRETATION, ENFORCEMENT, VALIDITY, CONSTRUCTION, EFFECT, AND IN ALL OTHER RESPECTS, INCLUDING, WITHOUT LIMITATION, THE LEGALITY OF THE INTEREST RATE AND OTHER CHARGES, BUT EXCLUDING PERFECTION OF THE SECURITY INTERESTS IN COLLATERAL LOCATED OUTSIDE OF THE STATE OF ILLINOIS, WHICH SHALL BE GOVERNED AND CONTROLLED BY THE LAWS OF THE RELEVANT JURISDICTION IN WHICH SUCH COLLATERAL IS LOCATED.  If any provision of this Agreement shall be held to be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or remaining provisions of this Agreement.

To induce Agent and Lenders to accept this Agreement, each Borrower irrevocably agrees that, subject to Agent’s sole and absolute election, ALL ACTIONS OR PROCEEDINGS IN ANY WAY, MANNER OR RESPECT, ARISING OUT OF OR FROM OR RELATED TO THIS AGREEMENT, THE OTHER AGREEMENTS OR THE COLLATERAL SHALL BE LITIGATED IN COURTS HAVING SITUS WITHIN THE CITY OF CHICAGO, STATE OF ILLINOIS.  EACH BORROWER HEREBY CONSENTS AND SUBMITS TO THE JURISDICTION OF ANY LOCAL, STATE OR FEDERAL COURTS LOCATED WITHIN SAID CITY AND STATE.  EACH BORROWER HEREBY WAIVES PERSONAL SERVICE OF ANY AND ALL PROCESS AND AGREES THAT ALL SUCH SERVICE OF PROCESS MAY BE MADE UPON SUCH BORROWER BY CERTIFIED OR REGISTERED MAIL, RETURN RECEIPT REQUESTED, ADDRESSED TO SUCH BORROWER, AT THE ADDRESS SET FORTH FOR NOTICE IN THIS AGREEMENT AND SERVICE SO MADE SHALL BE COMPLETE TEN (10) DAYS AFTER THE SAME HAS BEEN POSTED.   EACH BORROWER HEREBY WAIVES ANY RIGHT IT MAY HAVE TO TRANSFER OR CHANGE THE VENUE OF ANY LITIGATION BROUGHT AGAINST SUCH BORROWER BY AGENT OR LENDERS IN ACCORDANCE WITH THIS SECTION.

27.HEADINGS OF SUBDIVISIONS.  The headings of subdivisions in this Agreement are for convenience of reference only, and shall not govern the interpretation of any of the provisions of this Agreement.
28.POWER OF ATTORNEY.  Each Borrower acknowledges and agrees that its appointment of Agent as its attorney and agent-in-fact for the purposes specified in this Agreement
66

is an appointment coupled with an interest and shall be irrevocable until all of the Liabilities are satisfied and paid in full and this Agreement is terminated.
29.CONFIDENTIALITY.  Borrowers, Agent and each Lender hereby agree to use commercially reasonable efforts to assure that any and all information relating to Borrowers which are (i) furnished by Borrowers to Agent or any Lender (or to any affiliate of Agent or any Lender); and (ii) non-public, confidential or proprietary in nature, shall be kept confidential by Agent and such Lender or such affiliate in accordance with applicable law; provided, however, that such information and other credit information relating to Borrowers may be distributed by such party to such party’s directors, officers, employees, attorneys, affiliates, assignees, participants, auditors, agents and regulators, to Agent and any other Lender and upon the order of a court or other governmental agency having jurisdiction over Agent or such Lender or such affiliate, to any other party.  In addition such information and other credit information may be distributed by Agent or any Lender to potential participants or assignees of any portion of the Liabilities, provided, that such potential participant or assignee agrees to follow the confidentiality requirements set forth herein.  Borrowers, Agent and each Lender further agree that this provision shall survive the termination of this Agreement.  Notwithstanding the foregoing, Borrowers hereby consent to Agent publishing a tombstone or similar advertising material relating to the financing transaction contemplated by this Agreement.
30.COUNTERPARTS.  This Agreement, any of the Other Agreements and any amendments, waivers, consents or supplements may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which, when so executed and delivered, shall be deemed an original, but all of which counterparts together shall constitute but one agreement.
31.ELECTRONIC SUBMISSIONS.  Upon not less than thirty (30) days’ prior written notice (the “Approved Electronic Form Notice”), Agent may permit or require that any of the documents, certificates, forms, deliveries or other communications, authorized, required or contemplated by this Agreement or the Other Agreements, be submitted to Agent in “Approved Electronic Form” (as hereafter defined), subject to any reasonable terms, conditions and requirements in the applicable Approved Electronic Forms Notice.  For purposes hereof “Electronic Form” means e-mail, e-mail attachments, data submitted on web-based forms or any other communication method that delivers machine readable data or information to Agent, and “Approved Electronic Form” means an Electronic Form that has been approved in writing by Agent (which approval has not been revoked or modified by Agent) and sent to Borrower Representative in an Approved Electronic Form Notice.  Except as otherwise specifically provided in the applicable Approved Electronic Form Notice, any submissions made in an applicable Approved Electronic Form shall have the same force and effect that the same submissions would have had if they had been submitted in any other applicable form authorized, required or contemplated by this Agreement or the Other Agreements.
32.RESERVED.
67

33.WAIVER OF JURY TRIAL; OTHER WAIVERS.
(a)EACH BORROWER, AGENT AND EACH LENDER EACH HEREBY WAIVES ALL RIGHTS TO TRIAL BY JURY IN ANY ACTION OR PROCEEDING WHICH PERTAINS DIRECTLY OR INDIRECTLY TO THIS AGREEMENT, ANY OF THE OTHER AGREEMENTS, THE LIABILITIES, THE COLLATERAL, ANY ALLEGED TORTIOUS CONDUCT BY A BORROWER, AGENT OR SUCH LENDER OR WHICH, IN ANY WAY, DIRECTLY OR INDIRECTLY, ARISES OUT OF OR RELATES TO THE RELATIONSHIP AMONG BORROWER, AGENT AND LENDERS.  IN NO EVENT SHALL AGENT OR ANY LENDER BE LIABLE FOR LOST PROFITS OR OTHER SPECIAL, EXEMPLARY, PUNITIVE OR CONSEQUENTIAL DAMAGES.
(b)Each Borrower hereby waives demand, presentment, protest and notice of nonpayment, and further waives the benefit of all valuation, appraisal and exemption laws.
(c)Each Borrower hereby waives the benefit of any law that would otherwise restrict or limit Agent or any Lender or any affiliate of Agent or any Lender in the exercise of its right, which is hereby acknowledged and agreed to, to set-off against the Liabilities, without notice at any time hereafter, any indebtedness, matured or unmatured, owing by Agent or any Lender or such affiliate of Agent or any Lender to such Borrower, including, without limitation any Deposit Account at Agent or any Lender or such affiliate.
(d)EACH BORROWER HEREBY WAIVES ALL RIGHTS TO NOTICE AND HEARING OF ANY KIND PRIOR TO THE EXERCISE BY LENDER OF ITS RIGHTS TO REPOSSESS THE COLLATERAL OF SUCH BORROWER WITHOUT JUDICIAL PROCESS OR TO REPLEVY, ATTACH OR LEVY UPON SUCH COLLATERAL.
(e)Agent’s and/or Lenders’ failure, at any time or times hereafter, to require strict performance by a Borrower of any provision of this Agreement or any of the Other Agreements shall not waive, affect or diminish any right of Agent or any Lender thereafter to demand strict compliance and performance therewith.  Any suspension or waiver by Agent or any Lender of an Event of Default under this Agreement or any default under any of the Other Agreements shall not suspend, waive or affect any other Event of Default under this Agreement or any other default under any of the Other Agreements, whether the same is prior or subsequent thereto and whether of the same or of a different kind or character.  No delay on the part of Agent or any Lender in the exercise of any right or remedy under this Agreement or any Other Agreement shall preclude other or further exercise thereof or the exercise of any right or remedy.  None of the undertakings, agreements, warranties, covenants and representations of Borrowers contained in this Agreement or any of the Other Agreements and no Event of Default under this Agreement or default under any of the Other Agreements shall be deemed to have been suspended or waived by Agent and/or Lenders unless such suspension or waiver is in writing, signed by a duly authorized officer of Agent,  Requisite Lenders or all Lenders, as required herein, and directed to Borrower Representative specifying such suspension or waiver.
34.Acknowledgement and Consent to Bail-In of Affected Financial Institutions.  Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any
68

liability of any Affected Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the Write-Down and Conversion Powers of any Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:
(a)the application of any Write-Down and Conversion Powers by an Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an Affected Financial Institution; and
(b)the effects of any Bail-In Action on any such liability, including, if applicable:
(i)a reduction in full or in part or cancellation of any such liability;
(ii)a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or
(iii)the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of any Resolution Authority.
35.ACKNOWLEDGEMENT REGARDING ANY SUPPORTED QFCS.  To the extent that this Agreement and any document executed in connection with this Agreement (collectively, “Other Agreements”) provide support, through a guarantee or otherwise, for any Swap Contract or any other agreement or instrument that is a QFC (such support, “QFC Credit Support”, and each such QFC, a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Other Agreements and any Supported QFC may in fact be stated to be governed by the laws of the State of Illinois and/or of the United States or any other state of the United States):
(a)In the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States.  In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Other Agreements that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such
69

Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Other Agreements were governed by the laws of the United States or a state of the United States.  Without limitation of the foregoing, it is understood and agreed that rights and remedies of the parties with respect to a Defaulting Lender shall in no event affect the rights of any Covered Party with respect to a Supported QFC or any QFC Credit Support.

(Signature Page Follows)

70

(Signature Page to Loan and Security Agreement)

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the date first written above.

BORROWERS: LOL FOODS, INC., a Nebraska corporation By: /s/ Charles Schmaderer Name: Charles Schmaderer Title: Secretary
HF REAL ESTATE, LLC, a Minnesota limited liability company By: /s/ Charles Schmaderer Name: Charles Schmaderer Title: Secretary

BMO Harris Bank N.A., as Agent and a Lender By: /s/ Steven Teufel Name: Steven Teufel Title: Director Revolving Loan Commitment: $40,000,000.00